Exhibit 10.3	EXECUTION COPY

THIS NOTE AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS PROVIDED HEREIN, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION IS PERMITTED UNDER RULE 144 OF THE ACT OR IS OTHERWISE EXEMPT FROM SUCH REGISTRATION.

APOLLO MEDICAL HOLDINGS, INC.

Convertible Note

$2,000,000	March 28, 2014

Apollo Medical Holdings, Inc., a Delaware corporation (“Company”), for value received, hereby promises to pay to NNA of Nevada, Inc., or its successors and permitted assigns (“Holder”), the principal amount of Two Million Dollars ($2,000,000) with interest on the unpaid principal balance hereof, all as hereinafter further provided.

ARTICLE I

INVESTMENT AGREEMENT

1.1           Agreement; Definitions. This Convertible Note (this “Note”) has been issued by Company pursuant to an Investment Agreement, dated as of March 28, 2014, between Company and Holder (such agreement, as amended, restated, refinanced, extended, renewed, supplemented or otherwise modified from time to time, the “Investment Agreement” ). Capitalized terms used herein shall have the meanings given thereto in Schedule I and in the Investment Agreement.

1.2           Accounting Terms. Except as specifically provided otherwise in this Note, all accounting terms used herein that are not specifically defined shall have the meanings customarily given them in accordance with GAAP. Notwithstanding anything to the contrary in this Note, for purposes of calculation of the financial covenants set forth in Article VI, all accounting determinations and computations hereunder shall be made in accordance with GAAP as in effect as of the date of this Note applied on a basis consistent with the application used in preparing Company’s financial statements for the nine-month period ended October 31, 2013. In the event that any changes in GAAP after such date are required to be applied to Company and would affect the computation of the financial covenants contained in Article VI, such changes shall be followed only from and after the date this Note shall have been amended to take into account any such changes.

ARTICLE II

Borrowing/PAYMENTS

2.1           Borrowing. Subject to the terms and conditions of this Note, Company may borrow a term loan from Holder in the amount of $2,000,000.00 at any time on or before December 15, 2014. If Company elects to make the borrowing hereunder, Company shall provide written notice to Holder at least 3 Business Days prior to the date of such borrowing. The obligation of Holder to make the term loan pursuant to this Section 2.1 shall be subject to the following:

(i) each of the representations and warranties made by Company in Article III of the Investment Agreement shall be true and correct in all material respects (except to the extent any such representation or warranty is qualified as to materiality or by Material Adverse Effect, in which case such representation or warranty shall be true in all respects) on and as of such date with the same effect as if made on and as of such date (except to the extent any such representation or warranty related to a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such date (except to the extent any such representation or warranty is qualified as to materiality or Material Adverse Effect, in which case such representation or warranty shall be true in all respects as of such date));

(ii) no Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the borrowing;

(iii) the borrowing hereunder shall be deemed to be a representation and warranty by Company on the date of the borrowing as to the truth and accuracy of the facts specified in clauses (i) and (ii) above;

(iv) only one term loan under this Section 2.1 may be made, and Holder shall not fund a partial term loan or fund the term loan in multiple installments; and

(v) to the extent repaid, the term loan hereunder may not be reborrowed.

2.2           Termination; Maturity.

(a)          If Company does not borrow the term loan pursuant to Section 2.1 by December 15, 2014 and except with respect to any provisions which by their terms survive termination, this Note and the related Guaranty shall be deemed to be terminated without any further action by the parties hereto.

(b)          If Company does borrow the term loan pursuant to Section 2.1 and this Note has not previously been converted in accordance with Article III or redeemed in accordance with Section 2.5 or Section 2.6, then the entire outstanding principal of, and any accrued and unpaid interest on, this Note shall be due and payable in full on March 28, 2019 (the “Maturity Date”).

2.3           Interest. Interest on the outstanding principal amount of this Note shall accrue from the date hereof until this Note is paid in full at the rate of 8.00% per annum, and shall be payable semi-annually in arrears on June 30 and December 31 of each calendar year, beginning on June 30, 2014, and, if this Note has not been fully converted in accordance with the terms of Article III or redeemed in accordance with Sections 2.5 or 2.6, on the Maturity Date or any other date on which such unpaid principal balance shall become due and payable in full. Interest on this Note shall be computed on the basis of a 360-day year and for the actual number of days elapsed.

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2.4           No Prepayment. Except as provided in Section 2.5, Company may not prepay all or any part of the principal of, or accrued and unpaid interest on, this Note without the prior written consent of Holder.

2.5           Option to Request Redemption. At any time prior to the Maturity Date, subject to compliance with this Section 2.5, Company may request to redeem this Note for cash in an amount equal to the outstanding principal amount of, and any accrued and unpaid interest on, this Note accrued to, but excluding, the date on which such redemption is to occur (the “Optional Redemption Date”). Company shall provide written notice to Holder at least sixty (60) days prior to the Optional Redemption Date, and Company’s right to redeem all or any portion of this Note pursuant to this Section 2.5 shall be subject in all respects to the right of Holder under Article III to convert, at any time prior to the Optional Redemption Date, any or all of any Conversion Amount (as hereinafter defined) into Conversion Shares as provided in Article III.

2.6          Mandatory Redemption at Election of Holder.

(a)          Subject to the rights of the lender under the Credit Agreement, not later than 90 days after receipt by any Company Party of any proceeds of insurance, condemnation award or other compensation in respect of any Casualty Event (or, if earlier, upon its determination not to repair or replace any property subject to such Casualty Event or to acquire assets used or useable in the business of the Company Parties), Company will (i) prepay the outstanding principal amount of this Note in an amount equal to 100% of the Net Cash Proceeds from such Casualty Event (less any amounts theretofore applied (or contractually committed to be applied) (A) to the repair or replacement of property subject to such Casualty Event or to acquire assets used or useable in the business of the Company Parties and (B) to repay Company’s obligations under the Credit Agreement) and will deliver to Holder, concurrently with such prepayment, a certificate signed by a Financial Officer of Company in form and substance satisfactory to Holder and setting forth the calculation of such Net Cash Proceeds. Notwithstanding the foregoing, nothing in this Section 2.6(a) shall be deemed to permit any Asset Disposition not expressly permitted under Section 7.4.

(b)          Subject to the rights of the lender under the Credit Agreement, not later than 90 days after receipt by any Company Party of proceeds in respect of any Asset Disposition other than an Excluded Asset Disposition (or, if earlier, upon its determination not to apply such proceeds to the acquisition of assets used or useable in the business of the Company Parties), Company will (i) prepay the outstanding principal amount of this Note in an amount equal to 100% of the Net Cash Proceeds from such Asset Disposition (less any amounts theretofore applied (or contractually committed to be applied) (A) to acquire assets used or useable in the business of the Company Parties and (B) to repay Company’s obligations under the Credit Agreement) and will deliver to Holder, concurrently with such prepayment, a certificate signed by a Financial Officer of Company in form and substance satisfactory to Holder and setting forth the calculation of such Net Cash Proceeds. Notwithstanding the foregoing, nothing in this Section 2.6(b) shall be deemed to permit any Asset Disposition not expressly permitted under Section 7.4.

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2.7           Manner of Payment. Payments of principal and interest on this Note shall be made by wire transfer of immediately available funds to a bank account designated by Holder for such purpose from time to time by written notice to Company, in such currency of the United States as at the time of payment shall be legal tender.

2.8           Obligations to Pay Unconditional. The obligations to make the payments provided for in this Note are absolute and unconditional and not subject to any defense, setoff, counterclaim, rescission, recoupment or adjustment whatsoever. Company hereby expressly waives demand and presentment for payment, notice of nonpayment, notice of dishonor, protest, notice of protest, bringing of suit and diligence in taking any action to collect any amount called for hereunder, and shall be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission with respect to the collection of any amount called for hereunder.

2.9           Proceeds. The proceeds of this Note shall be used by Company solely (i) to pay fees and expenses in connection with the transactions contemplated by the Credit Agreement, (ii) to provide working capital for Company, and (iii) to finance acquisitions and joint ventures as permitted by the Credit Agreement and this Note.

2.10         Application and Allocation of Payments.

(a)          Payments made by Company hereunder shall be applied (a) first, as specifically required hereby; (b) second, to Obligations then due and owing in the same order of priority as set forth in Section 2.10(b); (b) third, so long as no Default or Event of Default then exists or would result therefrom, to other Obligations specified by Company; and (c) fourth, as determined by the Holder in its discretion.

(b)          Notwithstanding anything in this Note to the contrary, during an Event of Default, monies to be applied to the Obligations, whether arising from payments by Company, realization on collateral, setoff or otherwise, shall be allocated as follows:

(i)          first, to all costs and expenses owing to Holder;

(ii)         second, to all Obligations constituting fees;

(iii)        third, to all Obligations constituting interest;

(iv)        fourth, to all loans hereunder; and

(v)         last, to all remaining Obligations.

Amounts shall be applied to payment of each category of Obligations only after payment in full of all preceding categories.

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ARTICLE III

CONVERSION

Upon Company borrowing the term loan pursuant to Section 2.1, this Note shall be convertible into shares of Company’s common stock, par value $0.001 per share (the “Common Stock”), on the terms and conditions set forth in this Article III.

3.1           Conversion Right. At any time, and from time to time, on or after the date that Company borrows the term loan, Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as hereinafter defined) into fully paid and non-assessable Conversion Shares, at the Conversion Rate (as hereinafter defined). No fractional shares shall be issued upon conversion of this Note, and any portion of the Conversion Amount that otherwise would be convertible into a fractional share shall be paid in cash in an amount based on the Conversion Price. Company shall pay any and all stock transfer, stamp, documentary and similar taxes (excluding any taxes on the income or gain of Holder) that may be payable with respect to the issuance and delivery of the Conversion Shares to Holder upon conversion of any Conversion Amount.

3.2           Conversion Rate. The number of Conversion Shares issuable upon conversion of any Conversion Amount pursuant to Section 3.1 (the “Conversion Rate”) shall be determined by dividing (x) the Conversion Amount by (y) the Conversion Price.

(a)          “Conversion Amount” means the sum of (i) the portion of the principal to be converted and (ii) accrued and unpaid interest with respect to such principal to, but excluding, the Conversion Date.

(b)          “Conversion Price” means $1.00 per Share, subject to adjustment as provided herein.

3.3           Procedure for Conversion. To convert any Conversion Amount into Conversion Shares on any date (a “Conversion Date”), Holder shall (a) transmit by facsimile or otherwise in accordance with Section 11.2, for receipt on or prior to 4:00 p.m., New York City time, on such date, a copy of an executed notice of conversion in the form attached hereto as Appendix I (the “Conversion Notice”) to Company and (b) cause this Note to be delivered to Company as soon as reasonably practicable on or following such date (but no later than within two Business Days following the date on which the Conversion Notice is given). On or before 4:00 p.m., New York City time, on the first Business Day following the date of receipt of a Conversion Notice, Company shall transmit by facsimile or otherwise in accordance with Section 11.2 a confirmation of receipt of such Conversion Notice to Holder (at the facsimile number provided in the Conversion Notice) and Company’s transfer agent, if any. On or before 4:00 p.m., New York City time, on the third Business Day following the date of receipt of a Conversion Notice, Company shall issue and deliver to the address as specified in the Conversion Notice, a certificate (or if consistent with Company’s customary practice for issuing Conversion Shares, non-certificated Conversion Shares represented by book-entry on the records of Company or Company’s transfer agent (the “Book-Entry Shares”)), registered in the name of Holder or its designee, for the number of Conversion Shares to which Holder shall be entitled. Company shall, as soon as reasonably practicable and in no event later than three Business Days after receipt of this Note and at its own expense, issue and deliver to Holder a new Note representing the outstanding principal not converted. The Person(s) entitled to receive the Conversion Shares issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such Conversion Shares on the Conversion Date. Any Conversion Amount converted into Conversion Shares pursuant to this Section 3.3 shall be deemed to be satisfied in full as of the Conversion Date, and thereafter shall no longer accrue interest, regardless of whether and when this Note is surrendered and regardless of when Conversion Shares are issued.

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ARTICLE IV

Anti-Dilution Provisions; ADJUSTMENT in CONVERSION Amount and Conversion Price

The Conversion Price and the Conversion Amount shall be subject to adjustment from time to time as provided in this Article IV.

4.1           Dividends, Subdivisions and Combinations. If Company, at any time and from time to time, (i) takes a record of the holders of its Common Stock for the purpose of entitling them to receive, or otherwise declares or distributes, a dividend payable in, or other distribution of, additional Conversion Shares or Common Stock Equivalents, (ii) splits or subdivides its outstanding Conversion Shares into a greater number of Conversion Shares or Common Stock Equivalents, or (iii) combines its outstanding Conversion Shares into a smaller number of Conversion Shares or Common Stock Equivalents, then, in each such case, the Conversion Amount shall be adjusted to equal the product of the Conversion Amount in effect immediately prior to the adjustment multiplied by a fraction the numerator of which is equal to the number of Conversion Shares outstanding immediately after such adjustment and the denominator of which is equal to the number of Conversion Shares outstanding immediately prior to the adjustment, and the Conversion Price shall be adjusted pursuant to Section 4.6.

4.2           Distributions Payable Other than in Common Stock or Common Stock Equivalents. If Company declares or pays any dividend or makes any distribution with respect to shares of its Common Stock other than any dividend or distribution paid or payable in Conversion Shares or Common Stock Equivalents or if Company or any Affiliate thereof makes any redemptions, purchases or other acquisitions of Common Stock or Common Stock Equivalents, Holder shall, upon conversion of this Note, promptly receive the cash, stock, securities or property to which Holder would have been entitled by way of (i) dividends and distributions if Holder had converted this Note immediately prior to the declaration of such dividend or the making of such distribution so as to be entitled thereto and (ii) redemption, purchase or other acquisition if Holder had converted this Note in full immediately prior to such redemption, purchase or other acquisition and such redemption, purchase or other acquisition had been consummated on a pro rata basis among all holders of Common Stock (after giving effect to such conversion of the Note).

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4.3           Reorganization, Reclassification, Merger, Consolidation, or Disposition of Assets. If Company (a) reorganizes its capital, (b) reclassifies its Capital Stock, (c) merges or consolidates with or into another Person (where Company is not the surviving Person or where there is any change in, or distribution with respect to, the outstanding Capital Stock of Company) (a “Merger”), or (d) sells, transfers or otherwise disposes of all or substantially all of the assets of Company and its Subsidiaries, on a consolidated basis, to another Person (a “Disposition of Assets”) and, pursuant to the terms of such reorganization, reclassification, Merger or Disposition of Assets, cash, securities or property are to be received by or distributed to the holders of Common Stock of Company who are holders immediately prior to such transaction, then Holder shall have the right thereafter to receive, upon conversion of this Note, the cash, securities or property receivable by a holder of the number of Conversion Shares for which this Note is convertible immediately prior to such event. In the case of any such reorganization, reclassification, Merger or Disposition of Assets, any successor or acquiring Person (other than Company) shall expressly assume the due and punctual observance and performance of each and every covenant and condition of this Note and the Shareholders Agreement to be performed and observed by Company and all the obligations and liabilities of Company hereunder and thereunder and, upon Holder tendering this Note for cancellation, shall issue a replacement Note containing substantially the same provisions as this Note, but containing appropriate changes due to such event (such as changes to the name of the issuing company and equitable changes to this Note due to the occurrence of such event). The foregoing provisions of this Section 4.3 shall similarly apply to successive reorganizations, reclassifications, Mergers or Dispositions of Assets.

4.4           Dissolution, Liquidation and Winding Up. In case Company, at any time prior to the conversion in full of this Note, dissolves, liquidates or winds up its affairs, Holder shall have the right to receive upon conversion of this Note, in lieu of the Common Stock that such Holder would have been entitled to receive, the same kind and amount of assets as would have been issued, distributed or paid to such Holder upon any such dissolution, liquidation or winding up with respect to such Conversion Shares had such Holder been the holder of record of such Conversion Shares receivable upon the conversion of this Note on the record date for the determination of those Persons entitled to receive any such liquidating distribution, provided, however, that Holder shall not in any case be required to assume or be obligated in respect of any liabilities of Company.

4.5          Dilutive Issuances.

(a)          If Company shall at any time after the Closing Date and until and including the earlier of (i) the second anniversary of the Closing Date and (ii) Company’s Next Financing issue or sell any Common Stock or Common Stock Equivalents in a Subsequent Issuance (other than an Exempt Issuance) for a consideration per share less than $0.90 (subject to adjustment pursuant to this Article IV) (a “Dilutive Issuance”), then the Conversion Amount shall be adjusted by multiplying the Conversion Amount immediately prior thereto by a fraction, the numerator of which shall be the Conversion Price then in effect and the denominator of which shall be the per share consideration received or to be received by Company in such Dilutive Issuance; provided that the Conversion Shares issued upon any prior conversion of this Note shall be disregarded (as if the conversion of this Note and the issuance of such Conversion Shares as a result thereof had never happened) to the extent necessary to achieve the same readjustment to the Note under this Section 4.5(a) as if there had been no prior conversion of this Note. If Company shall sell or issue Conversion Shares for a consideration consisting, in whole or in part, of property other than cash or its equivalent, then in determining the fair market value per share and the consideration received or receivable by or payable to Company for purposes of this Section 4.5, the fair value of such property shall be determined reasonably and in good faith by the Company Board. As used herein, “Company’s Next Financing” means the closing of a Subsequent Issuance yielding gross cash proceeds in an aggregate amount of at least $2,000,000.

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(b)          In the event that Company at any time issues, sells or grants any Common Stock Equivalents in a Dilutive Issuance (other than an Exempt Issuance),  then, for purposes of this Section 4.5, Company shall be deemed to have issued at that time, pursuant to Section 4.5(a), a number of Conversion Shares equal to the maximum number of Conversion Shares that are or shall become issuable upon the exercise of the purchase, conversion or exchange rights associated with such Common Stock Equivalents for consideration per share equal to the sum of (i) the aggregate consideration per share received by Company in connection with the issuance, sale or grant of such Common Stock Equivalents, plus (ii) the minimum amount of consideration per share receivable by Company in connection with the exercise of such Common Stock Equivalents. If, at any time after any adjustment of the Conversion Amount shall have been made pursuant to Section 4.5(a) as the result of any issuance, sale or grant of any Common Stock Equivalents, any of such Common Stock Equivalents or the rights of purchase, conversion or exchange associated therewith shall expire, the Conversion Amount then in effect shall be decreased to the Conversion Amount that would have been in effect if such expiring Common Stock Equivalents or rights of purchase, conversion or exchange had never been issued. Similarly, if, at any time after any such adjustment of the Conversion Amount shall have been made pursuant to Section 4.5(a), there is a change in (x) the consideration received or to be received by Company in connection with the issuance or exercise of such Common Stock Equivalents, or (y) the conversion ratio applicable to such Common Stock Equivalents so that a different number Conversion Shares shall be issuable upon the conversion or exchange thereof, the Conversion Amount then in effect shall be readjusted to the Conversion Amount that would have been in effect had such changes taken place at the time that such Common Stock Equivalents were initially issued, granted or sold. In no event shall any readjustment under this Section 4.5(b) affect the validity of any Conversion Shares issued upon any conversion of this Note prior to such readjustment; provided that the Conversion Shares issued upon any such prior conversion of this Note shall be disregarded (as if the conversion of this Note and the issuance of such Conversion Shares as a result thereof had never happened) to the extent necessary to achieve the same readjustment to the Conversion Shares under this Section 4.5(b) as if there had been no such prior conversion of this Note. To the extent that an adjustment to the Conversion Amount is made pursuant to Section 4.5(a), upon the issuance of Common Stock Equivalents, no further adjustment shall be made pursuant to Section 4.5(a) upon the issuance of Common Stock upon exercise or conversion of such Common Stock Equivalents.

(c)          To the extent that any Equity-Based Payments are made by Company, Company shall pay to Holder in cash, simultaneously with and as a condition to making such Equity-Based Payments, an amount equal to Holder’s pro rata share of the sum of (i) the amount of such Equity-Based Payments and (ii) the payments made to Holder of this Note under this paragraph with respect to such Equity-Based Payments. Holder’s pro rata share, for purposes of this Section 4.5(c), is the ratio of the number of shares of Common Stock, Conversion Shares and Warrant Shares owned by Holder immediately prior to the Equity-Based Payment to the total number of shares of Common Stock outstanding, without giving effect to Common Stock Equivalents, immediately prior to the Equity-Based Payment.

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4.6           Adjustment of Conversion Price. Upon any adjustment of the Conversion Amount as provided in Sections 4.1 or 4.5, the Conversion Price shall be adjusted to be equal to the product of (i) the Conversion Price in effect immediately prior to such adjustment multiplied by (ii) the quotient of the Conversion Amount in effect immediately prior to such adjustment divided by the Conversion Amount in effect immediately after such adjustment.

4.7          Determination of Adjustments.

(a)          Upon any event that shall require an adjustment pursuant to this Article IV, Company shall promptly calculate such adjustment in accordance with the terms of this Note and prepare a certificate setting forth, in reasonable detail, such adjustment, the method of calculation thereof and the facts upon which such adjustment is based, including a statement of (i) the number of Conversion Shares then outstanding on a Fully Diluted Basis and (ii) the Conversion Amount, both as in effect immediately prior to such adjustment and as adjusted on account thereof. Company shall promptly mail a copy of each such certificate to Holder. In the event that Holder objects to the computation of such adjustment prepared by Company within 30 Business Days after receipt thereof, Company shall promptly cause a firm of independent certified public accountants of nationally recognized standing reasonably acceptable to Holder to calculate such adjustment and mail a copy of such computation to Holder, and the computation of such accountants shall be conclusive. Company shall keep at its principal office copies of all such certificates and cause the same to be available for inspection at such office during normal business hours by Holder.

(b)          For purposes of this Article IV, the consideration received or receivable by Company in connection with the issuance, sale, grant or exercise of additional Conversion Shares or Common Stock Equivalents, irrespective of the accounting treatment of such consideration, shall be valued as follows:

(i)          Cash Payment. In the case of cash, the amount received by Company for such issuance, sale, grant or exercise.

(ii)         Securities or Other Property. In the case of securities or other property, the fair market value thereof as of the date immediately preceding such issuance, sale, grant or exercise as determined in good faith by the Company Board.

(iii)        Allocation Related to Common Stock. In the event Conversion Shares are issued or sold together with other securities or other assets of Company for a consideration that covers both, the consideration received (calculated as provided in (i) and (ii) above) shall be allocable to such Conversion Shares as determined in good faith by the Company Board.

(iv)        Allocation Related to Common Stock Equivalents. In case any Common Stock Equivalents shall be issued or sold together with other securities or other assets of Company, together constituting one integral transaction in which no specific consideration is allocated to the Common Stock Equivalents, the consideration allocable to such Common Stock Equivalents shall be determined in good faith by the Company Board.

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(v)         Merger or Consolidation. In case any Conversion Shares or Common Stock Equivalents shall be issued or granted in connection with any merger or combination in which Company is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the assets and business of the nonsurviving corporation attributable to such Common Stock or Common Stock Equivalents, as determined in good faith by the Company Board.

(c)          The following additional provisions shall be applicable to the adjustments provided for pursuant to this Article IV:

(i)          When Adjustments to be Made. The adjustments required by this Article IV shall be made whenever and as often as any specified event requiring such an adjustment shall occur and shall be effective (A) in the case of any dividend or distribution of Common Stock to the holders of Common Stock, immediately after the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution, and (B) in the case of any other specified event, at the close of business on the date of such specified event.

(ii)         Record Date. In case Company shall take a record of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock or other securities or (B) to subscribe for or purchase Common Stock or other securities, then all references in this Article IV to the date of the issuance or sale of such Conversion Shares or other securities shall be deemed to be references to such record date; provided, however, that in the event Company legally abandons such action before its occurrence, then no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

(iii)        Fractional Interests. In computing adjustments under this Article IV, fractional interests in Common Stock shall be taken into account to the nearest 1/100th of a share; provided, however, that any resulting fractional share interests shall be settled upon conversion of this Note in accordance with Section 3.1.

(iv)        Maximum Conversion Price. At no time shall the Conversion Price exceed the amount set forth in Section 3.2(b) of this Note except as the proper result of an adjustment pursuant to this Article IV.

(v)         Certain Limitations. Notwithstanding anything herein to the contrary, Company agrees not to enter into any transaction that, by reason of any adjustment hereunder, would cause the Conversion Price to be less than the par value per share of its Common Stock.

(vi)        Independent Application. Except as otherwise provided herein, all sections and subsections of this Article IV are intended to operate independently of one another (but without duplication). If an event occurs that requires the application of more than one section or subsection, all applicable sections and subsections shall be given independent effect.

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4.8          Breach of Representation and Warranty.

(a)          Without limitation of all other remedies available to Holder in this Note or otherwise, in the event that any representation and warranty set forth in Section 3.6 of the Investment Agreement was not true when made, Company shall, at no cost to Holder, increase the number of Conversion Shares issuable upon conversion of this Note such that, if such additional Conversion Shares had been issuable on the Closing Date, the representation and warranty in the last sentence of Section 3.6(b) of the Investment Agreement would have been true and accurate in all respects when made.

(b)          Any additional Conversion Shares issuable to Holder pursuant to this Section shall be treated as if they were issued on the Closing Date and shall reflect any dividends or other distributions that would have been accrued or have been payable with respect to, and the application of any antidilution, ratable treatment or similar provisions (as set forth herein, in applicable law or otherwise) that would have been applicable to, such Conversion Shares had such additional Conversion Shares been issuable on the Closing Date.

(c)          In connection with the issuance of any additional Conversion Shares under this Section, Company shall reserve a sufficient number of Conversion Shares for issuance to Holder upon conversion of the Note.

ARTICLE V

AFFIRMATIVE COVENANTS

Until payment in full in cash of all principal and interest with respect to this Note, together with all fees, expenses and other amounts then due and owing hereunder:

5.1          Financial Statements. Company will deliver to Holder:

(a)          As soon as available and in any event within 50 days (or, if earlier or up to five Business Days later, if applicable to Company at the time of delivery, the quarterly report deadline as extended by Rule 12b-25 under the Exchange Act rules and regulations and, if such day is not a Business Day, then on the next succeeding Business Day) after the end of each fiscal quarter of each fiscal year (excluding the fourth fiscal quarter of each fiscal year), beginning with the first fiscal quarter for which such financial statements were not delivered as of the Closing Date, unaudited consolidated and consolidating balance sheets of Company and its Subsidiaries as of the end of such fiscal quarter and unaudited consolidated and consolidating statements of income, cash flows and stockholders’ equity for Company and its Subsidiaries for the fiscal quarter then ended and for that portion of the fiscal year then ended, in each case setting forth comparative consolidated figures as of the end of and for the corresponding period in the preceding fiscal year together with comparative budgeted figures for the fiscal period then ended, all in reasonable detail and prepared in accordance with GAAP (subject to the absence of notes required by GAAP and subject to normal year-end adjustments) applied on a basis consistent with that of the preceding quarter or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such quarter;

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(b)          As soon as available and in any event within 105 days (or, if earlier or up to 15 Business Days later, if applicable to Company at the time of delivery, the annual report deadline as extended by Rule 12b-25 under the Exchange Act rules and regulations and, if such day is not a Business Day, then on the next succeeding Business Day) after the end of each fiscal year, beginning with fiscal year 2014, an audited consolidated and unaudited consolidating balance sheet of Company and its Subsidiaries as of the end of such fiscal year and the related audited consolidated and unaudited consolidating statements of income, cash flows and stockholders’ equity for Company and its Subsidiaries for the fiscal year then ended, including the notes thereto, in each case setting forth comparative consolidated figures as of the end of and for the preceding fiscal year together with comparative budgeted figures for the fiscal year then ended, all in reasonable detail and (with respect to the audited statements) certified by the independent certified public accounting firm regularly retained by Company or another independent certified public accounting firm of recognized national standing reasonably satisfactory to Holder, together with (y) a report thereon by such accountants that is not qualified as to scope of audit and to the effect that such financial statements present fairly in all material respects the consolidated financial condition and results of operations of Company and its Subsidiaries as of the dates and for the periods indicated in accordance with GAAP applied on a basis consistent with that of the preceding year or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such year, and (z) a letter from such accountants to the effect that, based on and in connection with their examination of the financial statements of Company and its Subsidiaries, they obtained no knowledge of the occurrence or existence of any Default or Event of Default relating to accounting or financial reporting matters (which certificate may be limited to the extent required by accounting rules or guidelines), or a statement specifying the nature and period of existence of any such Default or Event of Default disclosed by their audit; and

(c)          Concurrently with each delivery of the financial statements described in Sections 5.1(a) and 5.1(b), a report in form and method of analysis similar to the Management’s Discussion and Analysis found in an annual report, Form 10-K or Form 10-Q of a publicly registered company, or in such other form as may be satisfactory to Holder, regarding such topics as Company’s financial condition and results of operations, Company’s business and corresponding industry and Company’s management.

Documents required to be delivered pursuant to Sections 5.1 or 5.2(c) (to the extent such documents are included in materials otherwise filed with the U.S. Securities Exchange Commission) may be delivered electronically and if so delivered, will be deemed to have been delivered on the date on which such documents are posted to EDGAR.

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5.2          Other Business and Financial Information. Company will deliver to Holder:

(a)          Concurrently with each delivery of the financial statements described in Sections 5.1(a) (including with respect to financial statements as of the end of and for the fourth fiscal quarter of each fiscal year) and 5.1(b), a Compliance Certificate with respect to the period covered by the financial statements being delivered thereunder, executed by a Financial Officer of Company, together with a Covenant Compliance Worksheet reflecting the computation of the financial covenants set forth in Article VI as of the last day of the period covered by such financial statements;

(b)          Promptly upon receipt thereof, copies of any “management letter” submitted to any Company Party by its certified public accountants in connection with each annual, interim or special audit, and promptly upon completion thereof, any response reports from such Company Party in respect thereof;

(c)          Promptly upon the sending, filing or receipt thereof, copies of (i) all financial statements, reports, notices and proxy statements that any Company Party shall send or make available generally to its shareholders, (ii) all regular, periodic and special reports, registration statements and prospectuses (other than on Form S-8) that any Company Party shall render to or file with the SEC, the National Association of Securities Dealers, Inc. or any national securities exchange, and (iii) all press releases and other statements made available generally by any Company Party to the public concerning material developments in the business of the Company Parties;

(d)          Promptly upon (and in any event within five Business Days after) any Responsible Officer of any Company Party obtaining knowledge thereof, written notice of any of the following:

(i)          the occurrence of any Default or Event of Default, together with a written statement of a Responsible Officer of Company specifying the nature of such Default or Event of Default, the period of existence thereof and the action that Company has taken and proposes to take with respect thereto;

(ii)         the institution or threatened institution of any action, suit, investigation or proceeding against or affecting any Company Party, including any such investigation or proceeding by any Governmental Authority (other than routine periodic inquiries, investigations or reviews), that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and any material development in any litigation or other proceeding previously reported pursuant to this Section;

(iii)        the receipt by any Company Party from any Governmental Authority of (A) any notice asserting any failure by any Company Party to be in compliance with applicable Requirements of Law or that threatens the taking of any action against any Company Party or sets forth circumstances that, if taken or adversely determined, could reasonably be expected to have a Material Adverse Effect, or (B) any notice of any actual or threatened suspension, limitation or revocation of, failure to renew, or imposition of any restraining order, escrow or impoundment of funds in connection with, any license, permit, accreditation or authorization of any Company Party, where such action could reasonably be expected to have a Material Adverse Effect;

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(iv)        the occurrence of any ERISA Event, together with (x) a written statement of a Responsible Officer of Company specifying the details of such ERISA Event and the action that the applicable Company Party has taken and proposes to take with respect thereto, (y) a copy of any notice with respect to such ERISA Event that may be required to be filed with the PBGC and (z) a copy of any notice delivered by the PBGC to any Company Party or an ERISA Affiliate with respect to such ERISA Event;

(v)         the occurrence of any material default under, or any proposed or threatened termination or cancellation of, any Material Contract or other material contract or agreement to which any Company Party is a party, in any such case the default under or termination or cancellation of which could reasonably be expected to have a Material Adverse Effect;

(vi)        the occurrence of any of the following: (x) the assertion of any Environmental Claim against or affecting any Company Party or any real property leased, operated or owned by any Company Party, or any Company Party’s discovery of a basis for any such Environmental Claim; (y) the receipt by any Company Party of notice of any alleged violation of or noncompliance with any Environmental Laws or release of any Hazardous Substance; or (z) the taking of any investigation, remediation or other responsive action by any Company Party or any other Person in response to the actual or alleged violation of any Environmental Law by any Company Party or generation, storage, transport, release, disposal or discharge of any Hazardous Substances on, to, upon or from any real property leased, operated or owned by any Company Party; but in each case under clauses (x), (y) and (z) above, only to the extent the same could reasonably be expected to have a Material Adverse Effect;

(vii)       if Company has not already provided notice to Holder pursuant to Section 5.8, the occurrence of a Permitted Acquisition together with a reasonably detailed description of the material terms of such Permitted Acquisition (including, without limitation, the Acquisition Amount and method and structure of payment) and of each Target that is the subject of such Permitted Acquisition; and

(viii)      any other matter or event that has, or could reasonably be expected to have, a Material Adverse Effect, together with a written statement of a Responsible Officer of Company setting forth the nature and period of existence thereof and the action that the affected Company Parties have taken and propose to take with respect thereto;

(e)          Concurrently with each delivery of the financial statements described in Section 5.1(b), commencing with respect to the financial statements for fiscal year ended 2015, calculations reflecting the computation of Consolidated EBITDA for the Immaterial Subsidiaries as of the last day of the period covered by such financial statements;

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(f)          As promptly as reasonably possible, such other information about the business, condition (financial or otherwise), operations or properties of any Company Party as Holder may from time to time reasonably request.

5.3         Existence; Franchises; Maintenance of Properties. Company will, and will cause each of the Subsidiary Guarantors to, (i) maintain and preserve in full force and effect its existence, except as expressly permitted otherwise by Section 7.1, (ii) obtain, maintain and preserve in full force and effect all other rights, franchises, licenses, permits, certifications, approvals and authorizations required by Governmental Authorities and necessary to the ownership, occupation or use of its properties or the conduct of its business, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (iii) keep all material properties in good working order and condition (normal wear and tear and damage by casualty excepted) and from time to time make all necessary repairs to and renewals and replacements of such properties, except to the extent that any of such properties are obsolete or are being replaced or, in the good faith judgment of Company, are no longer useful or desirable in the conduct of the business of the Company Parties.

5.4         Compliance with Laws. Company will, and will cause each of the Subsidiary Guarantors to, comply in all respects with all Requirements of Law applicable in respect of the conduct of its business and the ownership and operation of its properties, except to the extent the failure so to comply could not reasonably be expected to have a Material Adverse Effect.

5.5         Payment of Obligations. Company will, and will cause each of the Subsidiary Guarantors to, (i) pay, discharge or otherwise satisfy at or before maturity all liabilities and obligations as and when due (subject to any applicable subordination, grace and notice provisions), except to the extent failure to do so would not cause an Event of Default pursuant to Section 8.1(e), and (ii) pay and discharge all taxes, assessments and governmental charges or levies imposed upon it, upon its income or profits or upon any of its properties, prior to the date on which penalties would attach thereto, and all lawful claims that, if unpaid, would become a Lien (other than a Permitted Lien) upon any of the properties of any Company Party; provided, however, that no Company Party shall be required to pay any such obligation, tax, assessment, charge, levy or claim that is being contested in good faith and, if applicable, by proper proceedings and, if applicable, as to which such Company Party is maintaining adequate reserves with respect thereto in accordance with GAAP.

5.6         Insurance. Company will, and will cause each of the Subsidiary Guarantors to, maintain with financially sound and reputable insurance companies insurance with respect to its assets, properties and business, against such hazards and liabilities, of such types and in such amounts, as is customarily maintained by companies in the same or similar businesses similarly situated. Each such policy of insurance shall contain a clause requiring the insurer to give not less than 30 days’ prior written notice to Holder before any cancellation of the policies for any reason whatsoever and shall provide that any loss shall be payable in accordance with the terms thereof notwithstanding any act of any Company Party that might result in the forfeiture of such insurance.

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5.7         Maintenance of Books and Records; Inspection. Company will, and will cause each of the Subsidiary Guarantors to, (i) maintain adequate books, accounts and records, in which full, true and correct entries shall be made of all financial transactions in relation to its business and properties, and prepare all financial statements required under this Note, in each case in accordance with GAAP and in compliance with the requirements of any Governmental Authority having jurisdiction over it, and (ii) permit employees or agents of Holder to visit and inspect its properties and examine or audit its books, records, working papers and accounts and make copies and memoranda of them, and to discuss its affairs, finances and accounts with its officers and employees and, upon notice to Company, the independent public accountants of Company and the Subsidiary Guarantors (and by this provision Company authorizes such accountants to discuss the finances and affairs of Company and the Subsidiary Guarantors), all at such times and from time to time, upon reasonable notice and during business hours, as may be reasonably requested.

5.8         Permitted Acquisitions. In addition to the requirements contained in the definition of Permitted Acquisition and in the other applicable terms and conditions of this Note, Company shall, with respect to any Permitted Acquisition in which the corresponding Acquisition Amount exceeds $500,000, comply with, and cause each other applicable Company Party to comply with, the following covenants:

(a)          Not less than ten Business Days prior to the consummation of any Permitted Acquisition, Company shall have delivered to Holder the following:

(i)          a reasonably detailed description of the material terms of such Permitted Acquisition (including, without limitation, the Acquisition Amount and method and structure of payment) and of each Person or business that is the subject of such Permitted Acquisition (each, a “Target”);

(ii)         audited historical financial statements of the Target (or, if there are two or more Targets that are the subject of such Permitted Acquisition and that are part of the same consolidated group, consolidated historical financial statements for all such Targets) for the two most recent fiscal years available, prepared by a firm of independent certified public accountants reasonably satisfactory to Holder (or, if audited financial statements are not available, unaudited financial statements for such periods), and (if available) unaudited financial statements for any interim periods since the most recent fiscal year-end;

(iii)        consolidated projected income statements of Company and its Subsidiaries (giving effect to such Permitted Acquisition and the consolidation with Company of each relevant Target) for the three-year period following the consummation of such Permitted Acquisition, in reasonable detail, together with any appropriate statement of assumptions and pro forma adjustments;

(iv)        with respect to any such Permitted Acquisition in which any Contingent Purchase Price Obligations shall be incurred by Company or any other Company Party, a copy of the most recent draft of the acquisition agreement (including schedules and exhibits thereto, to the extent available) and other material documents (including the documentation evidencing such Contingent Purchase Price Obligations);

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(v)         a certificate, in form and substance reasonably satisfactory to Holder, executed by a Financial Officer of Company setting forth the Acquisition Amount (including a good faith calculation of any Contingent Purchase Price Obligations) and further to the effect that, to the best of such Financial Officer’s knowledge, (w) the consummation of such Permitted Acquisition will not result in a violation of any provision of this Section 5.8 or any other provision of this Note, (x) Company shall show pro forma compliance with the financial covenants set forth in Article VI (with such covenant calculations to be attached to the certificate using the Covenant Compliance Worksheet), (y) Company believes in good faith that it will continue to comply with such financial covenants for a period of one year following the date of the consummation of such Permitted Acquisition, and (z) after giving effect to such Permitted Acquisition and any borrowings in connection therewith, Company believes in good faith that it will have sufficient availability hereunder to meet its ongoing working capital requirements; and

(vi)        true and correct copies of the final execution copy of the acquisition agreement (including schedules and exhibits thereto) and other material documents and closing papers delivered in connection therewith.

(b)          The consummation of each Permitted Acquisition shall be deemed to be a representation and warranty by Company that (except as shall have been approved in writing by Holder) all conditions thereto set forth in this Section 5.8 and in the description furnished under Section 5.8(a)(i) have been satisfied, that the same is permitted in accordance with the terms of this Note, and that the matters certified to by the Financial Officer of Company in the certificate referred to in Section 5.8(a)(v) are, to the best of such Financial Officer’s knowledge, true and correct in all material respects as of the date such certificate is given, which representation and warranty shall be deemed to be a representation and warranty as of the date thereof for all purposes hereunder.

5.9           Creation or Acquisition of Subsidiaries. Subject to the provisions of Section 5.8, Company may from time to time create or acquire new physician practices that will be Subsidiaries hereunder and other new Subsidiaries in connection with Permitted Acquisitions or otherwise, and Subsidiary Guarantors of Company may create or acquire new Subsidiaries; provided that:

(a)          Concurrently with (and in any event within ten Business Days after) the creation or direct or indirect acquisition by Company thereof, each such new Subsidiary other than if such new Subsidiary constitutes an Immaterial Subsidiary will execute and deliver to Holder a joinder to the Guaranty, pursuant to which such new Subsidiary shall become a guarantor thereunder and shall guarantee the payment in full of the Obligations of Company under this Note;

(b)          Concurrently with (and in any event within 10 Business Days after) the creation or acquisition of any new Subsidiary, Company will deliver to Holder:

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(i)          (A) a copy of the certificate of incorporation (or other charter documents) of such Subsidiary, certified as of a date that is satisfactory to Holder by the applicable Governmental Authority of the jurisdiction of incorporation or organization of such Subsidiary, (B) a copy of the bylaws or similar organizational document of such Subsidiary, certified on behalf of such Subsidiary as of a date that is satisfactory to Holder by the corporate secretary or assistant secretary of such Subsidiary, (C) an original certificate of good standing for such Subsidiary issued by the applicable Governmental Authority of the jurisdiction of incorporation or organization of such Subsidiary and, (D) other than if such new Subsidiary constitutes an Immaterial Subsidiary, copies of the resolutions of the board of directors and, if required, stockholders or other equity owners of such Subsidiary authorizing the execution, delivery and performance of the agreements, documents and instruments executed pursuant to Section 5.9(a), certified on behalf of such Subsidiary by an Authorized Officer of such Subsidiary, all in form and substance reasonably satisfactory to Holder;

(ii)         other than if such new Subsidiary constitutes an Immaterial Subsidiary, a report of Uniform Commercial Code financing statement, tax and judgment lien searches performed against such Subsidiary in each jurisdiction in which such Subsidiary is incorporated or organized, has a place of business or maintains any assets, which report shall show no Liens on its assets (other than Permitted Liens);

(iii)        other than if such new Subsidiary constitutes an Immaterial Subsidiary, a certificate of the secretary or an assistant secretary of such Subsidiary as to the incumbency and signature of the officers executing agreements, documents and instruments executed pursuant to Section 5.9(a);

(iv)        other than if such new Subsidiary constitutes an Immaterial Subsidiary, a certificate as to the solvency of such Subsidiary, addressed to Holder, dated as of the date of creation or acquisition of such Subsidiary and in form and substance reasonably satisfactory to Holder;

(v)         other than if such new Subsidiary constitutes an Immaterial Subsidiary, evidence satisfactory to Holder that no Default or Event of Default shall exist immediately before or after the creation or acquisition of such Subsidiary or be caused thereby; and

(vi)        a certificate executed by an Authorized Officer of Company and, if such Subsidiary does not constitute an Immaterial Subsidiary, such Subsidiary, which shall constitute a representation and warranty by Company and such Subsidiary as of the date of the creation or acquisition of such Subsidiary that all conditions contained in this Note to such creation or acquisition have been satisfied, in form and substance reasonably satisfactory to Holder; and

(c)          If the Acquisition involves a physician practice that will be treated as a Subsidiary of Company, other than if such new Subsidiary constitutes an Immaterial Subsidiary, concurrently with the creation or direct or indirect acquisition by Company thereof, each such physician practice and the owner of all the Capital Stock issued by such physician practice (or, if there is more than one owner, owners of at least seventy-five percent (75%) of the Capital Stock issued by such physician practice) within ten (10) Business Days after the Acquisition shall enter into a Physician Shareholder Agreement and a Physician Practice Management Agreement, in each case on terms and conditions satisfactory to Holder.

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(d)          If for any reason and at any time a Subsidiary previously qualifying as an Immaterial Subsidiary no longer qualifies as an Immaterial Subsidiary and such Subsidiary involves a physician practice, such Subsidiary and the owner of all the Capital Stock issued by such Subsidiary (or, if there is more than one owner, owners of at least seventy five percent (75%) of the Capital Stock issued by such Subsidiary) within ten (10) Business Days after the first date such Subsidiary no longer qualifies as an Immaterial Subsidiary shall enter into a Physician Shareholder Agreement and a Physician Practice Management Agreement, in each case on terms and conditions satisfactory to Holder.

(e)          Other than with respect to a new Subsidiary that constitutes an Immaterial Subsidiary, as promptly as reasonably possible, Company and the Subsidiary Guarantors will deliver any such other documents, certificates and opinions, in form and substance reasonably satisfactory to Holder, as Holder may reasonably request in connection therewith.

5.10         Guaranties. If for any reason and at any time a Subsidiary previously qualifying as an Immaterial Subsidiary no longer qualifies as an Immaterial Subsidiary, such Subsidiary will execute and deliver to the Lender within ten (10) Business Days after the first date such Subsidiary no longer qualifies as an Immaterial Subsidiary a joinder to the Guaranty pursuant to which such Subsidiary shall become a guarantor thereunder and shall guarantee the payment in full of the Obligations of Company under this Agreement and the other Credit Documents.

5.11         Environmental Laws. Company will, and will cause each of the Subsidiary Guarantors to, (i) comply in all material respects with, and use commercially reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (ii) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions, required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings or to the extent the failure to conduct or complete any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

5.12         PATRIOT Act Compliance. Company will, and will cause each of the Subsidiary Guarantors to,  provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by Holder in order to assist Holder in maintaining compliance with the PATRIOT Act.

5.13         Securities Filings. Each regular, periodic and special report, registration statement and prospectus that any Company Party shall render to or file with the SEC, the National Association of Securities Dealers, Inc. or any national securities exchange shall satisfy all Requirements of Law when such report, registration statement and prospectus is so rendered or filed.

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5.14         Further Assurances. Company will, and will cause each of the Subsidiary Guarantors to, make, execute, endorse, acknowledge and deliver any amendments, modifications or supplements hereto and restatements hereof and any other agreements, instruments or documents, and take any and all such other actions, as may from time to time be reasonably requested by Holder to effect, confirm or further assure or protect and preserve the interests, rights and remedies of Holder under this Note.

5.15         Board Rights. Holder shall have the rights of the Purchaser set forth in Sections 6.1 and 6.2 of the Investment Agreement and such rights hereby are incorporated herein, mutatis mutandis, for the benefit of Holder as if Holder is the Purchaser under the Investment Agreement.

5.16         Immaterial Subsidiaries. Concurrently with the delivery of the calculations required by Section 5.2(e), and if necessary in order to avoid Immaterial Subsidiaries designated pursuant to clause (ii)(B) of the definition thereof from exceeding an aggregate of 5% of Consolidated EBITDA for the fiscal year of Company most recently ended prior to such date of determination, Company shall remove one or more Subsidiaries from such designation and cause any such Subsidiary to comply with Sections 5.9(d) and 5.10, as applicable.

ARTICLE VI

FINANCIAL COVENANTS

Until payment in full in cash of all principal and interest with respect to this Note, together with all fees, expenses and other amounts then due and owing hereunder, Company will not:

6.1           Consolidated EBITDA. Permit Consolidated EBITDA as of the last day of each fiscal quarter shown below, calculated on a year-to-date basis for the fiscal year ended March 2016, to be less than the amount corresponding to such fiscal quarter:

Period	Minimum Consolidated EBITDA
2nd fiscal quarter ended September 2015	$1,000,000
3rd fiscal quarter ended December 2015	$1,500,000
4th fiscal quarter ended March 2016	$2,000,000

6.2           Leverage Ratio. Commencing with Company’s fiscal quarter ended March 2016 and for each fiscal quarter thereafter, permit Leverage Ratio as of the last day of the fiscal quarter then ended, to be greater than 4.0 to 1.0.

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6.3           Fixed Charge Coverage Ratio. Commencing with Company’s fiscal quarter ended September 2015 and for each fiscal quarter thereafter, permit the Fixed Charge Coverage Ratio as of the last day of the fiscal quarter then ended, to be less than 1.25 to 1.0.

6.4           Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth as of the last day of each fiscal quarter shown below to be less than the amount corresponding to such fiscal quarter:

Period	Consolidated Tangible Net Worth
1st fiscal quarter ended June 2014	$(3,700,000)
2nd fiscal quarter ended September 2014	$(3,700,000)
3rd fiscal quarter ended December 2014	$(3,700,000)
4th fiscal quarter ended March 2015	$(3,700,000)
1st fiscal quarter ended June 2015	$(3,700,000)
2nd fiscal quarter ended September 2015	$(3,700,000)
3rd fiscal quarter ended December 2015	$0
4th fiscal quarter ended March 2016 and for each fiscal quarter thereafter	$2,000,000

ARTICLE VII

NEGATIVE COVENANTS

Until payment in full in cash of all principal and interest with respect to this Note, together with all fees, expenses and other amounts then due and owing hereunder:

7.1           Merger; Consolidation. Company will not, and will not permit or cause any of the Subsidiary Guarantors to liquidate, wind up or dissolve, or enter into any consolidation, merger or other combination, or agree to do any of the foregoing; provided, however, that:

(i)          any Wholly Owned Subsidiary of Company may merge or consolidate with, or be liquidated into, (x) Company (so long as Company is the surviving or continuing entity) or (y) any other Wholly Owned Subsidiary (so long as, if either constituent entity is a Subsidiary Guarantor, the surviving or continuing entity is a Subsidiary Guarantor), and in each case so long as no Default or Event of Default has occurred and is continuing or would result therefrom;

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(ii)         any Wholly Owned Subsidiary of Company may merge or consolidate with another Person (other than another Company Party), so long as (x) the surviving entity is a Subsidiary Guarantor, (y) such merger or consolidation constitutes a Permitted Acquisition and the applicable conditions and requirements of Sections 5.8 and 5.9 are satisfied, and (z) no Default or Event of Default has occurred and is continuing or would result therefrom; and

(iii)        Company may merge or consolidate with another Person (other than another Company Party), so long as (x) Company is the surviving entity, (y) such merger or consolidation constitutes a Permitted Acquisition and the applicable conditions and requirements of Sections 5.8 and 5.9 are satisfied, and (z) no Default or Event of Default has occurred and is continuing or would result therefrom.

7.2           Indebtedness. Company will not, and will not permit or cause any of the Subsidiary Guarantors to, create, incur, assume or suffer to exist any Indebtedness other than (without duplication):

(i)          Indebtedness of the Company Parties incurred under the Credit Agreement and the other Credit Documents, and renewals, refinancings, restatements, replacements or extensions of the foregoing in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension (plus the amount of reasonable fees and expenses relating thereto, including, without limitation, contractual or market rate call or tender premiums) and on terms substantially similar to this Note or no less favorable in any material respect, or with respect to any subordinated terms, in any respect, to Company or Holder;

(ii)         purchase money Indebtedness of Company and the Subsidiary Guarantors incurred solely to finance the acquisition, construction or improvement of any equipment, real property or other fixed assets in the ordinary course of business (or assumed or acquired by Company and the Subsidiary Guarantors in connection with a Permitted Acquisition or other transaction permitted under this Note), including Capitalized Lease Obligations, and any renewals, replacements, refinancings or extensions thereof; provided that all such Indebtedness shall not exceed $55,000 in aggregate principal amount outstanding at any one time;

(iii)        unsecured loans and advances (A) by Company or any Subsidiary Guarantors to any Subsidiary Guarantor or (B) by any Subsidiary Guarantor to Company, provided, in each case that any such loan or advance is subordinated in right and time of payment to the Obligations and is evidenced by an Intercompany Note, in form and substance reasonably satisfactory to Holder;

(iv)        loans and advances by Company or any Subsidiary Guarantor to an Affiliated Physician Practice Entity that is also a Subsidiary Guarantor so long as (A) such Affiliated Physician Practice Entity is consolidated with Company in accordance with GAAP, (B) such Affiliated Physician Practice Entity is party to a Physician Practice Management Agreement with Company or any Subsidiary and (C) the owner(s) of at least seventy five percent (75%) of the Capital Stock of such Affiliated Physician Practice Entity have entered into a Physician Shareholder Agreement, in each case referred to in clauses (B) and (C) on terms and conditions satisfactory to the Lender, provided that, any such loan or advance is (i) not subordinated in right and time of payment to any other obligations of such Affiliated Physician Practice Entity and (ii) made in the ordinary course of business and pursuant to the terms of the Intercompany Loan Agreements and in conjunction with the applicable Physician Practice Management Agreement as then in effect;

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(v)         loans and advances by Company or any Subsidiary Guarantor to any Immaterial Subsidiary in an aggregate amount not exceeding $50,000 at any one time outstanding; provided, that any such loan or advance is evidenced by an Intercompany Note, in form and substance reasonably satisfactory to Holder and pledged to Holder pursuant to the Security Documents.

(vi)        Hedge Agreements entered into in the ordinary course of business to manage existing or anticipated interest rate, foreign currency or commodity risks and not for speculative purposes;

(vii)       Indebtedness existing on the Closing Date and described in Schedule 7.2 as in effect as of the Closing Date, which Indebtedness, for the avoidance of doubt hereunder, may not be refinanced, amended, modified or extended;

(viii)      Indebtedness consisting of Guaranty Obligations of Company or any of the Subsidiary Guarantors incurred in the ordinary course of business for the benefit of another Company Party;

(ix)         unsecured Indebtedness consisting of (x) Contingent Purchase Price Obligations of Company and the Subsidiary Guarantors or (y) existing Indebtedness of any Person that becomes a Subsidiary of Company, in each case incurred after the Closing Date in connection with a Permitted Acquisition;

(x)          Indebtedness arising from any judgment, order, decree or award not constituting an Event of Default under Section 8.1(j);

(xi)         Indebtedness that may be deemed to exist pursuant to any performance bond, surety, statutory appeal or similar obligation entered into or incurred by Company or any of the Subsidiary Guarantors in the ordinary course of business;

(xii)        Indebtedness of Company and the Subsidiary Guarantors arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(xiii)       Indebtedness in respect of this Note; and

(xiv)      Indebtedness not otherwise permitted under this Section 7.2, provided that such additional Indebtedness is (a) unsecured, (b) taken together with all other Indebtedness permitted under this clause (xiv), does not exceed, in the aggregate principal amount outstanding at any time, $55,000, and (c) ranks pari passu or junior in right of payment to the Obligations under this Note.

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7.3           Liens. Company will not, and will not permit or cause any of the Subsidiary Guarantors to, directly or indirectly, make, create, incur, assume or suffer to exist, any Lien upon or with respect to any part of its property or assets, whether now owned or hereafter acquired, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any state or under any similar recording or notice statute, or agree to do any of the foregoing, other than the following (collectively, “Permitted Liens”):

(i)          Liens in favor of Holder created by or otherwise existing under or in connection with the Credit Agreement and the other Credit Documents;

(ii)         Liens in existence on the Closing Date and set forth on Schedule 7.3;

(iii)        Liens imposed by law, such as Liens of carriers, warehousemen, mechanics, materialmen and landlords, incurred in the ordinary course of business for sums not constituting borrowed money that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

(iv)        Liens (other than any Lien imposed by ERISA, the creation or incurrence of which would result in an Event of Default under Section 8.1(m)) incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure the performance of letters of credit, bids, tenders, statutory obligations, surety and appeal bonds, leases, public or statutory obligations, government contracts and other similar obligations (other than obligations for borrowed money) entered into in the ordinary course of business;

(v)         Liens for taxes, assessments or other governmental charges or statutory obligations that are not delinquent or remain payable without any penalty or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

(vi)        any attachment, judgment or other Lien not constituting an Event of Default under clause (j), (k) or (l) of Section 8.1;

(vii)       Liens securing the Indebtedness permitted under Section 7.2(ii); provided that (x) any such Lien shall attach to the property or Person being acquired, constructed or improved with such Indebtedness concurrently with or within 90 days after the acquisition (or completion of construction or improvement) or the refinancing thereof by Company or such Subsidiary, (y) the amount of the Indebtedness secured by such Lien shall not exceed 100% of the cost to Company or such Subsidiary of acquiring, constructing or improving the property and any other assets then being financed solely by the same financing source, and (z) any such Lien shall not encumber any other property of Company or any of the Subsidiary Guarantors except assets then being financed solely by the same financing source;

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(viii)      customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code of banks or other financial institutions where Company or any of the Subsidiary Guarantors maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;

(ix)         Liens that arise in favor of banks under Article 4 of the Uniform Commercial Code on items in collection and the documents relating thereto and proceeds thereof;

(x)          Liens arising from the filing (for notice purposes only) of UCC-1 financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) in respect of true leases otherwise permitted hereunder;

(xi)         with respect to any Realty occupied by Company or any of the Subsidiary Guarantors, (a) all easements, rights of way, reservations, licenses, encroachments, variations and similar restrictions, charges and encumbrances on title that do not secure monetary obligations and do not materially impair the use of such property for its intended purposes or the value thereof, and (b) any other Lien or exception to coverage described in mortgagee policies of title insurance issued in favor of and accepted by Holder;

(xii)        any leases, subleases, licenses or sublicenses granted by Company or any of the Subsidiary Guarantors to third parties in the ordinary course of business and not interfering in any material respect with the business of Company and the Subsidiary Guarantors, and any interest or title of a lessor, sublessor, licensor or sublicensor under any lease or license permitted under this Note;

(xiii)       Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by any Company Party in the ordinary course of business not materially interfering with the conduct of the business of the Company Parties taken as a whole;

(xiv)      real estate security deposits with respect to leaseholds in the ordinary course of business;

(xv)       interests of any collection agency in accounts receivable assigned to it by any Company Party in the ordinary course of business for the purpose of facilitating the collection of such accounts receivable; and

(xvi)      Liens not otherwise permitted under this Section 7.3, provided that the obligations secured by such other Liens will not exceed $55,000 in the aggregate at any time outstanding.

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7.4           Asset Dispositions. Company will not, and will not permit or cause any of the Subsidiary Guarantors to, directly or indirectly, make or agree to make any Asset Disposition except for:

(i)          the sale or other disposition of inventory and Cash Equivalents in the ordinary course of business, non-exclusive licenses of intellectual property in the ordinary course of business and the sale, discount or write-off of past due or impaired accounts receivable for collection purposes (but not for factoring, securitization or other financing purposes), and the termination or unwinding of Hedge Agreements permitted hereunder;

(ii)         the sale or other disposition of assets pursuant to any Casualty Event; provided any Net Cash Proceeds therefrom are reinvested or applied to the prepayment of the loans in accordance with the provisions of Section 2.2(d) of the Credit Agreement;

(iii)        the sale, lease or other disposition of assets by Company or any Subsidiary Guarantor to Company or to a Subsidiary Guarantor, in each case so long as no Event of Default shall have occurred and be continuing or would result therefrom;

(iv)        the sale, exchange or other disposition in the ordinary course of business of equipment or other assets that are obsolete or no longer used in or necessary for the operations of Company and the Subsidiary Guarantors;

(v)         the sale, exchange or disposition of assets incidental to any transactions permitted under Section 7.1;

(vi)        the sale, exchange or other disposition of assets (other than the Capital Stock of Subsidiaries) outside the ordinary course of business for fair value and for cash; provided that (x) the aggregate amount of proceeds from all such sales or dispositions that are consummated during any fiscal year shall not exceed $275,000, (y) any Net Cash Proceeds shall, to the extent required hereunder, be reinvested or applied to the prepayment of this Note in accordance with the provisions of Section 2.6(b), and (z) no Default or Event of Default shall have occurred and be continuing or would result therefrom; and

(vii)       the sale, exchange or other disposition of Capital Stock as permitted by Schedule 7.4(vii).

7.5           Investments. Company will not, and will not permit or cause any of the Subsidiary Guarantors to, directly or indirectly, purchase, own, invest in or otherwise acquire any Capital Stock, evidence of indebtedness or other obligation or security or any interest whatsoever in any other Person, or make or permit to exist any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any other Person, or purchase or otherwise acquire (whether in one or a series of related transactions) any portion of the assets, business or properties of another Person (including pursuant to an Acquisition), or create or acquire any Subsidiary, or become a partner or joint venturer in any partnership or joint venture (collectively, “Investments”), or make a commitment or otherwise agree to do any of the foregoing, other than:

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(i)          Investments consisting of Cash Equivalents;

(ii)         Investments consisting of the extension of trade credit, the creation of prepaid expenses, the purchase of inventory, supplies, equipment and other assets, and advances to employees, in each case by Company and the Subsidiary Guarantors in the ordinary course of business;

(iii)        Investments consisting of loans and advances to employees, officers or directors of Company and the Subsidiary Guarantors in the ordinary course of business not exceeding $27,500 at any time outstanding;

(iv)        Investments (including equity securities and debt obligations) of Company and the Subsidiary Guarantors received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(v)         Investments consisting of intercompany Indebtedness permitted under clauses (iii), (iv) and (v) of Section 7.2;

(vi)        Investments existing as of the Closing Date and described in Schedule 7.5;

(vii)       Investments consisting of the making of capital contributions or the purchase of Capital Stock (x) by Company or any Subsidiary Guarantor in any Affiliate or other Subsidiary that either is a Subsidiary Guarantor immediately prior to, or will be a Subsidiary Guarantor immediately after giving effect to, such Investment; provided that in the case of an Acquisition of any newly created or acquired Subsidiary, Company complies with the provisions of Sections 5.8 and 5.9 and all requirements of this Note applicable to Permitted Acquisitions, and (z) by any Subsidiary Guarantor in Company;

(viii)      Permitted Acquisitions;

(ix)         Guaranty Obligations constituting Indebtedness to the extent permitted by Section 7.2(viii);

(x)          Hedge Agreements to the extent permitted by Section 7.2(vi);

(xi)         Investments constituting capital expenditures to the extent otherwise permitted in this Note;

(xii)        Investments constituting prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits provided to third parties, in each case, in the ordinary course of business; and

(xiii)       Investments made pursuant to Physician Practice Management Agreements.

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7.6           Restricted Payments.

(a)          Company will not, and will not permit or cause any of the Subsidiary Guarantors to, directly or indirectly, declare or make any dividend payment, or make any other distribution of cash, property or assets, in respect of any of its Capital Stock or any warrants, rights or options to acquire its Capital Stock, or purchase, redeem, retire or otherwise acquire for value any shares of its Capital Stock or any warrants, rights or options to acquire its Capital Stock, or set aside funds for any of the foregoing, except that:

(i)          Company and any of the Subsidiary Guarantors may declare and make dividend payments or other distributions payable solely in its common stock;

(ii)         each Wholly Owned Subsidiary of Company may declare and make dividend payments or other distributions to Company or to another Wholly Owned Subsidiary of Company, in each case to the extent not prohibited under applicable Requirements of Law;

(iii)        each non-Wholly Owned Subsidiary may declare and make dividend payments to Company and the other equity holders thereof so long as (i) such dividend payments are not prohibited under applicable Requirements of Law and (ii) Apollo Medical Management, Inc. (or another Subsidiary Guarantor of Company that directly owns such non-Wholly Owned Subsidiary) receives at least its proportionate share of each such dividend payments based upon its relative holding of the Capital Stock in such non-Wholly Owned Subsidiary; and

(iv)        Company and its Subsidiaries may purchase shares of their Capital Stock as permitted by Schedule 7.6(a)(iv) if (A) no Default or Event of Default then exists and (B)(I) in an aggregate amount that shall not exceed $50,000 from the Closing Date until such time as Company delivers its financial statements pursuant to Section 5.1(a) for its fiscal quarter ended in December 2015 and, thereafter, (II) in any amount as long as Company shall be in compliance with the financial covenants set forth in Article VI, before and after giving effect to any such payment, calculated on a pro forma basis as if any such payment was made at the beginning of the calculation period for each such applicable financial covenant.

(b)          Company will not, and will not permit any of the Subsidiary Guarantors to, make any payment in respect of any Contingent Purchase Price Obligations (whether or not such Contingent Purchase Price Obligations constitute Indebtedness) unless (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) immediately after giving effect to such payment, Company is in compliance with the financial covenants contained in Article VI, such compliance determined with regard to calculations made on a pro forma basis for the Reference Period most recently ended, calculated in accordance with GAAP as if such payment had been made on the last day of such Reference Period, and Holder has received a certificate of a Financial Officer of Company to such effect.

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7.7           Transactions with Affiliates. Company will not, and will not permit or cause any of the Subsidiary Guarantors to, enter into any transaction (including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service) with any officer, director, stockholder or other Affiliate of Company or any of the Subsidiary Guarantors, except in the ordinary course of its business and upon fair and reasonable terms that are no less favorable to it than it would be obtained in a comparable arm’s length transaction with a Person other than an Affiliate of Company or any of the Subsidiary Guarantors; provided, however, that nothing contained in this Section 7.7 shall prohibit:

(i)          transactions described on Schedule 7.7 (and any renewals or replacements thereof on terms not materially more disadvantageous to the applicable Company Party) or otherwise expressly permitted under the Credit Agreement;

(ii)         transactions among Company and/or the Subsidiary Guarantors not prohibited or contemplated under this Note (provided that such transactions shall remain subject to any other applicable limitations and restrictions set forth in this Note);

(iii)        (A) Equity Issuances with respect to Company’s Capital Stock to directors, officers and employees of the Company Parties pursuant to equity incentive plans, employment, consulting or director agreements or other employment, consulting or director arrangements approved by the Company Board (or the compensation committee thereof) and to the extent any such issuance constitutes an Exempt Issuance; (B) Equity Issuances by Apollomed Accountable Care Organization, Inc. to directors, officers and employees that do not cause an Event of Default pursuant to Section 8.1(o); and (C) Equity Issuances by Maverick Medical Group Inc. to directors, officers and employees that do not cause a Default or Event of Default;

(iv)        the payment by Company of reasonable compensation and benefits to its directors, officers and employees consistent with past practice as of the date hereof; and

(v)         Company and the Subsidiary Guarantors entering into, and performing under, Physician Practice Management Agreements, Physician Shareholder Agreements and Intercompany Loan Agreements, each on terms and conditions reasonably satisfactory to Holder.

7.8           Lines of Business. Company will not, and will not permit or cause any of the Subsidiary Guarantors to, engage in any material respect in any lines of business other than the lines of businesses engaged in by it on the Closing Date and businesses and activities reasonably related thereto.

7.9           Sale-Leaseback Transactions. Company will not, and will not permit or cause any of the Subsidiary Guarantors to, directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a Capitalized Lease, of any property (whether real, personal or mixed, and whether now owned or hereafter acquired) (i) that any Company Party has sold or transferred (or is to sell or transfer) to a Person that is not a Company Party or (ii) that any Company Party intends to use for substantially the same purpose as any other property that, in connection with such lease, has been sold or transferred (or is to be sold or transferred) by a Company Party to another Person that is not a Company Party.

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7.10         Certain Amendments. Company will not, and will not permit or cause any of the Subsidiary Guarantors to, amend, modify or waive (i) any provision of any Existing Note or any private placement memorandum relating thereto, the effect of which would be (A) to increase the principal amount due thereunder or provide for any mandatory prepayments not already provided for by the terms thereof, (B) to increase the applicable interest rate or amount of any fees or costs due thereunder, (C) to amend any of the subordination provisions thereunder (including any of the definitions relating thereto), (D) to make any covenant or event of default therein more restrictive or add any new covenant or event of default, (E) to grant any security or collateral to secure payment thereof or (F) to effect any change in the rights or obligations of the Company Parties thereunder or of the holders thereof that, in the reasonable determination of Holder, would be adverse in any material respect to the rights or interests of Holder, (ii) any provision of its articles or certificate of incorporation or formation, bylaws, operating agreement or other applicable formation or organizational documents, as applicable, the terms of any class or series of its Capital Stock, or any agreement among the holders of its Capital Stock or any of them, in each case other than in a manner that could not reasonably be expected to adversely affect Holder in any material respect (provided that Company shall give Holder notice of any such amendment, modification or change, together with certified copies thereof), or (iii) any provision or term of, or the amount of the fees or compensation with respect to, any Physician Practice Management Agreement, Intercompany Loan Agreement, Physician Shareholder Agreement or Executive Employment Agreement without Holder’s written consent.

7.11         Limitation on Certain Restrictions. Company will not, and will not permit or cause any of the Subsidiary Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction or encumbrance on (a) the ability of the Company Parties to perform and comply with their respective obligations under this Note or (b) the ability of any Subsidiary of Company to make any dividend payment or other distribution in respect of its Capital Stock, to repay Indebtedness owed to Company or any other Subsidiary, to make loans or advances to Company or any other Subsidiary, or to transfer any of its assets or properties to Company or any other Subsidiary, except (in the case of clause (b) above only) for such restrictions or encumbrances existing under or by reason of (i) the Investment Documents (as in effect as of the date hereof), (ii) applicable Requirements of Law, (iii) customary non-assignment provisions in leases and licenses of real or personal property entered into by Company or any Subsidiary as lessee or licensee in the ordinary course of business, restricting the assignment or transfer thereof or of property that is the subject thereof, and (iv) customary restrictions and conditions contained in any agreement relating to the sale of assets (including Capital Stock of a Subsidiary) pending such sale; provided that such restrictions and conditions apply only to the assets being sold and such sale is permitted under this Note.

7.12         No Other Negative Pledges. Company will not, and will not permit or cause any of the Subsidiary Guarantors to, enter into or suffer to exist any agreement or restriction that, directly or indirectly, prohibits or conditions the creation, incurrence or assumption of any Lien upon or with respect to any part of its property or assets, whether now owned or hereafter acquired, or agree to do any of the foregoing, except for such agreements or restrictions existing under or by reason of (i) this Note and the other Investment Documents, (ii) applicable Requirements of Law, (iii) any agreement or instrument creating a Permitted Lien (but only to the extent such agreement or restriction applies to the assets subject to such Permitted Lien), (iv) customary provisions in leases and licenses of real or personal property entered into by Company or any Subsidiary as lessee or licensee in the ordinary course of business, restricting the granting of Liens therein or in property that is the subject thereof, and (v) customary restrictions and conditions contained in any agreement relating to the sale of assets (including Capital Stock of a Subsidiary) pending such sale; provided that such restrictions and conditions apply only to the assets being sold and such sale is permitted under this Note.

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7.13         Fiscal Year. Company and the Subsidiary Guarantors shall change their fiscal year so that it ends in March, but otherwise Company will not, and will not permit or cause any of the Subsidiary Guarantors to, change its fiscal year or its method of determining fiscal quarters.

7.14         Accounting Changes. Other than as permitted pursuant to Section 1.2 of this Note, Company will not, and will not permit or cause any of the Subsidiary Guarantors to, make or permit any material change in its accounting policies or reporting practices, except as may be required by GAAP.

ARTICLE VIII

EVENTS OF DEFAULT; REMEDIES

8.1           Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default hereunder:

(a)          Company shall fail to (i) pay when due any principal amount payable under this Note or (ii) pay any interest, fees or other charges payable this Note within three (3) Business Days after the same becomes due;

(b)          Company shall fail to observe or perform any covenant, restriction or agreement contained in Sections 2.9, 5.1, 5.2(a), 5.2(d)(i), 5.3, 5.8 or 5.9 or Articles VI or VII of this Note;

(c)          Company or any Subsidiary shall fail to observe or perform any covenant, restriction or agreement contained in this Note or any other Investment Document and not described in Sections 8.1(a) or (b) above for fifteen (15) days after the earlier of Company (i) obtaining knowledge of such failure, or (ii) receiving written notice of such failure from Holder;

(d)          Any representation, warranty, certification or statement made or deemed made by Company or any Subsidiary Guarantor in this Note, in any other Investment Document or in any certificate, financial statement or other document delivered pursuant to this Note or any other Investment Document shall prove to have been incorrect in any material respect when made or deemed made;

(e)          The occurrence and continuance of any default or event of default on the part of Company or any Subsidiary Guarantor (including specifically, but without limitation, defaults due to non-payment) under the terms of any agreement, document or instrument pursuant to which Company or a Subsidiary has incurred any Indebtedness in excess of $55,000, which default would permit acceleration of such indebtedness;

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(f)          Any Investment Document to which Company or any Subsidiary Guarantor is now or hereafter a party shall for any reason cease to be in full force and effect, in each case unless any such cessation occurs in accordance with the terms thereof or is due to any act or failure to act on the part of Holder; or Company or any Subsidiary Guarantor shall assert any of the foregoing; or any Subsidiary Guarantor or any Person acting on behalf of any Subsidiary Guarantor shall deny or disaffirm such Subsidiary’s obligations under the Guaranty or such;

(g)          Company or any Subsidiary Guarantor (i) other than as permitted under Section 7.1, files a petition for relief under the Bankruptcy Code or any other insolvency law or seeking to adjudicate it bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fails to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (ii) other than as permitted under Section 7.1, takes any corporate action to authorize or effect any of the foregoing actions, (iii) generally fails to pay, or admits in writing its inability to pay, its debts as such debts become due; (iv) shall apply for, seek or consent to, or acquiesce in, the appointment of a custodian, receiver, trustee, examiner, liquidator or similar official for it or for any material portion of its assets; (v) benefits from or is subject to the entry of an order for relief under any bankruptcy or insolvency law; or (vi) makes an assignment for the benefit of creditors;

(h)          Failure of Company or any Subsidiary Guarantor within thirty (30) days after the commencement of any proceeding against it seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, to have such proceeding dismissed, or to have all orders or proceedings thereunder affecting the operations or the business of Company or such Subsidiary Guarantor stayed, or failure of Company or such Subsidiary Guarantor within thirty (30) days after the appointment, without its consent or acquiescence, of any custodian, receiver trustee, examiner, liquidator or similar official for it or for any material portion of its assets, to have such appointment vacated;

(i)          Company or any Subsidiary Guarantor ceases to be Solvent, or ceases to conduct its business substantially as now conducted or is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business affairs;

(j)          The entry of one or more judgments or orders for the payment of money in excess of $55,000 in the aggregate against Company or any Subsidiary Guarantor and such judgment(s) or order(s) shall continue unsatisfied and unstayed for a period of thirty (30) days;

(k)          The issuance of a writ of execution, attachment or similar process against Company or any Subsidiary Guarantor which shall not be dismissed, stayed, discharged or bonded within thirty (30) days after Company acquires knowledge thereof;

(l)          A notice of Lien, levy or assessment in excess of $55,000 is filed of record with respect to all or any portion of the assets of Company or any Subsidiary Guarantor by the United States, or any department, agency or instrumentality thereof, or by any other Governmental Authority, including, without limitation, the PBGC, or if any taxes or debts in excess of $55,000 owing at any time or times hereafter to any one of them becomes a lien or encumbrance upon any assets of Company or any Subsidiary Guarantor in each case and the same is not satisfied, released, discharged or bonded within thirty (30) days after the same becomes a lien or encumbrance or, in the case of ad valorem taxes, prior to the last day when payment may be made without material penalty;

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(m)          Any ERISA Event or any other event or condition shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result thereof, together with all other ERISA Events and other events or conditions then existing, Company and its ERISA Affiliates have incurred or would be reasonably likely to incur liability to any one or more Plans or Multiemployer Plans or to the PBGC (or to any combination thereof) in excess of $55,000;

(n)          Any one or more licenses, permits, accreditations or authorizations of Company or any Subsidiary Guarantor shall be suspended, limited or terminated or shall not be renewed, or any other action shall be taken, by any Governmental Authority in response to any alleged failure by Company or any of its Subsidiaries to be in compliance with applicable Requirements of Law, and such action, individually or in the aggregate, if the event giving rise to such action is not remediated within thirty (30) days of notice of any of the foregoing events, would be reasonably likely to have a Material Adverse Effect;

(o)          Any of the following shall occur: (i) Company, itself or through 100% ownership and control of any of the Subsidiary Guarantors, ceases to own, beneficially and of record, and control 100% of the total Capital Stock of any Subsidiary Guarantor hereunder, other than Apollomed Accountable Care Organization, Inc. or any physician practice that is a Subsidiary, (ii) Company, itself or through 100% ownership and control of any of its Subsidiaries, ceases to own, beneficially and of record, and control 51% of the total Capital Stock of Apollomed Accountable Care Organization, Inc., (iii) any Person, or group of Persons acting in concert shall become the “beneficial owner” of Capital Stock of Company representing 35% or more of (x) the combined voting power of the then outstanding Capital Stock of Company ordinarily having the right to vote in the election of directors, or (y) all Capital Stock of Company, (iv) Warren Hosseinion, M.D. shall cease to serve as a senior executive pursuant to his Executive Employment Agreement for any reason unless (A) because of his death or disability or (B) Company hires a new senior executive within thirty (30) days after Warren Hosseinion, M.D. ceases to serve as senior executive and who is reasonably satisfactory to Holder, (v) any Physician Practice Management Agreement or Physician Shareholder Agreement is terminated, for any reason, unless any such agreement is replaced concurrently with its termination by another agreement in form and substance satisfactory to Holder in its sole discretion and Holder has provided its written confirmation of such satisfaction prior to the termination of such agreement, or (vi) during any period of up to twelve (12) consecutive months, commencing after the Closing Date, individuals who at the beginning of such twelve (12) month period were directors of Company (together with any new director whose election by the Company’s Board or whose nomination for election by Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of the Company Board then in office; or

(p)          The occurrence of an Event of Default under and as defined in the Credit Agreement.

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8.2           Remedies. Upon the occurrence and during the continuance of any Event of Default:

(a)          Acceleration of Indebtedness. Holder may, in its sole discretion, (i) declare all or any part of this Note immediately due and payable, whereupon this Note shall become immediately due and payable without presentment, demand, protest, notice or legal process of any kind, all of which are hereby expressly waived by Company; provided, however, that this Note shall automatically become due and payable upon the occurrence of an Event of Default under Sections 8.1(f) or (h); and (ii) pursue all other remedies available to it by contract, at law or in equity.

(b)          Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of Holder’s rights and remedies set forth in this Note is not intended to be exhaustive and the exercise by Holder of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder, under any Guaranty or under any other agreement between Company and Holder or that may now or hereafter exist in law or in equity or by suit or otherwise. No delay or failure to take action on the part of Holder in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between Company and Holder or their agents or employees shall be effective to change, modify or discharge any provision of this Note or to constitute a waiver of any Event of Default.

ARTICLE IX

TRANSFER

This Note and the rights granted to Holder are transferable and assignable, in whole or in part, subject to the terms of this Article IX, upon surrender of this Note to Company for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer; provided that, other than to Affiliates of Holder, this Note and the rights granted to Holder hereunder shall not be transferable or assignable, in whole or in part, at any time prior to the first anniversary of the date of this Note and, thereafter, shall be transferrable or assignable to any Person other than a Person whose principal business is providing integrated healthcare services or who otherwise is a competitor of Company as determined reasonably and in good faith by the Company Board. Thereupon, this Note shall be reissued to, and registered in the name of, the transferee(s), or a new Note for like principal amount and interest shall be issued to, and registered in the name of, the transferee(s). Interest and principal shall be paid solely to the registered holder of this Note. Such payment shall constitute full discharge of Company’s obligation to pay such interest and principal. Company shall not have the right to assign or transfer its rights or obligations hereunder or any interest herein and any assignment of rights and obligations by Company shall be null and void as a matter of law.

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ARTICLE X

REGISTRATION RIGHTS

10.1         Registrable Securities. The Conversion Shares issuable upon conversion of this Note shall be “Registrable Securities” under that certain Registration Rights Agreement, dated as of March 28, 2014, by and between Company and Holder.

10.2         Market Stand-off Agreement. In the event of a Qualified IPO, Holder hereby agrees that it will not, if so requested by the managing underwriter for such Qualified IPO, without the prior written consent of such managing underwriter, during the period commencing on the date of the final prospectus relating to such Qualified IPO, and ending on the date specified by such managing underwriter (such period not to exceed one hundred eighty (180) days, or such other period as may be requested by such underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports, and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock (whether such shares or any such securities are then owned by Holder or are thereafter acquired) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 10.2 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall be applicable to Holder only if all Company officers and directors are subject to the same restrictions. The underwriters in connection with such Qualified IPO are intended third party beneficiaries of this Section 10.2 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such Qualified IPO that are consistent with this Section 10.2 or that are necessary to give further effect thereto.

ARTICLE XI

MISCELLANEOUS

11.1         Lost or Destroyed Note. Upon receipt of evidence reasonably satisfactory to Company of the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to Company, or, in the case of any such mutilation, upon surrender and cancellation of this Note, Company, at its expense, shall execute and deliver, in lieu thereof, a new Note of like date and tenor.

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11.2         Notices. All demands, notices, approvals, consents, requests, and other communications hereunder shall be in writing and shall be deemed to have been given when the writing is delivered, if given or delivered by hand, overnight delivery service or facsimile transmitter (with confirmed receipt), or five (5) days after being mailed, if mailed, by first class, registered or certified mail, postage prepaid, to the address or telecopy number set forth below. If any time period for giving notice or taking action hereunder expires on a day that is not a Business Day, the time period shall automatically be extended to the Business Day immediately following such day. Such notices, demands, requests, consents and other communications shall be sent to the following Persons at the following addresses.

Party	Address

Company	Apollo Medical Holdings, Inc.
700 N. Brand Blvd., Suite 220
Glendale, California 91203
Attention: Chief Financial Officer
Telephone: (818) 396-8050
Fax: (818) 844-3888

Holder	NNA of Nevada, Inc.
920 Winter Street
Waltham, Massachusetts 02451
Attention: Mark Fawcett/Christine Smith
Telephone: (781) 699-2668/(781) 699-9165
Fax:(781) 699-9756

Company or Holder may, by notice given hereunder, designate any further or different addresses or telecopy numbers to which subsequent demands, notices, approvals, consents, requests or other communications shall be sent or persons to whose attention the same shall be directed.

11.3         Waivers. The rights and remedies provided for herein are cumulative and not exclusive of any right or remedy that may be available to Holder whether at law, in equity, or otherwise. No delay, forbearance, or neglect by Holder, whether in one or more instances, in the exercise of any right, power, privilege, or remedy hereunder or in the enforcement of any term or condition of this Note shall constitute or be construed as a waiver thereof. No waiver of any provision hereof, or consent required hereunder, or any consent or departure from this Note, shall be valid or binding unless expressly and affirmatively made in writing and duly executed by Holder. No waiver shall constitute or be construed as a continuing waiver or a waiver in respect of any subsequent breach, either of similar or different nature, unless expressly so stated in such writing.

11.4         Specific Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of Sections 2.55 and 2.66, Article III or Article IV or Section 5.15 of this Note were not performed in accordance with their specific intent or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of Sections 2.55 and 2.66, Article III or Article IV or Section 5.15 of this Note and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they may be entitled by law or equity.

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11.5         Controlling Law. This Note and shall be governed by and interpreted in accordance with the laws of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations Law, but excluding all other choice of law and conflicts of law rules).

11.6         Amendment. Any provision of this Note or any other Investment Document to which Company is a party may be amended if such amendment is in writing and is signed by Company and Holder. In connection with any amendment entered into in accordance with this Section, Company shall pay to Holder a fee to be negotiated between Company and Holder. Payment of such fee by Company to Holder shall be a condition precedent to the effectiveness of such amendment and shall be due on the date such amendment is signed by Holder.

11.7         Severability. In the event that any provision of this Note shall be determined to be invalid or unenforceable by any court of competent jurisdiction, such determination shall not invalidate or render unenforceable any other provision hereof.

11.8         Counterparts. This Note may be executed in several counterparts, each of which shall be an original and all of which, together shall constitute but one and the same instrument.

11.9         Captions. The captions to the various sections and subsections of this Note have been inserted for convenience only and shall not limit or affect any of the terms hereof.

11.10         Confidential Information. In the event the Receiving Party (including its officers, employees, counsel, accountants, partners and other authorized representatives) obtains or has obtained from the Disclosing Party any Confidential Information, the Receiving Party (i) shall treat all such Confidential Information as confidential, (ii) shall use such Confidential Information only for the purposes contemplated in the Investment Agreement and this Note (and related documents), (iii) shall protect such Confidential Information with the same degree of care as the Receiving Party uses to protect its own confidential and proprietary information against public disclosure, but in no case with less than reasonable care, and (iv) shall not disclose such Confidential Information to any third party except to such officers, employees, counsel, accountants, partners and other authorized representatives of the Receiving Party, its Affiliates or potential permitted transferees of the Receiving Party’s rights under this Note and the Investment Agreement who need to know such Confidential Information for any proper purpose related to this Note, the Investment Agreement or any transaction contemplated thereby and who have been informed of and have agreed in writing to protect the confidential nature of such Confidential Information and not to use such Confidential Information for any unlawful purpose (and the Receiving Party shall be responsible for compliance with this Section 11.10 by its and its Affiliates’ officers, employees, counsel, accountants, partners and other authorized representatives) or to the extent required by applicable Requirements of Law, provided that, if not prohibited by applicable Requirements of Law, the Receiving Party will (i) provide reasonable advance notice to the Disclosing Party of such disclosure so that the Disclosing Party may seek an appropriate protective order and (ii) to cooperate with the Disclosing Party, at the Disclosing Party’s expense, to obtain such protective order. Each party agrees that, due to the unique nature of the Confidential Information, the unauthorized disclosure or use of any Confidential Information of the Disclosing Party may cause irreparable harm and significant injury to the Disclosing Party, the extent of which may be difficult to ascertain and for which there may be no adequate remedy at law. Accordingly, each party agrees that the Disclosing Party, in addition to any other available remedies, shall have the right to seek an immediate injunction and other equitable relief enjoining any breach or threatened breach of this Section 11.10 without the necessity of posting any bond or other security. The Receiving Party shall notify the Disclosing Party in writing immediately upon the Receiving Party’s becoming aware of any such breach or threatened breach. Notwithstanding anything to the contrary set forth in this Note or the Investment Agreement, this Section 11.10 shall survive the termination of this Note.

[signature page follows]

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IN WITNESS WHEREOF, Company has caused this Note to be duly executed and delivered by its duly authorized representative as of the date first above written.

APOLLO MEDICAL HOLDINGS, INC.

By:	/s/ Kyle Francis

Name:	Kyle Francis

Title:	CFO

Signature Page to Convertible Note

APPENDIX I

CONVERSION NOTICE

Reference is made to the Convertible Note (the “Note”) issued to the undersigned by Apollo Medical Holdings, Inc. (“Company”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into Conversion Shares, par value $0.001 per share (the “Common Stock”) of Company, as of the date specified below.

Date of Conversion:

Aggregate Conversion Amount to be converted:

Please confirm the following information:

Conversion Price:

Number of Conversion Shares to be issued:

Please issue the Common Stock into which the Note is being converted in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:

Title:

Dated:

SCHEDULE I

DEFINITIONS

“Acquisition” means any transaction or series of related transactions, consummated on or after the date hereof, by which Company or any of its Subsidiaries, (i) acquires all or substantially all of the assets of any Person or any going business, division thereof or line of business, whether through purchase of assets, merger or otherwise, (ii) acquires Capital Stock of any Person having at least a majority of combined voting power of the then outstanding Capital Stock of such Person or (iii) enters into a Physician Practice Management Agreement, some other physician practice management agreement or such other agreement with another Person and the effect of which is to cause such Person to be consolidated with Company in accordance with GAAP.

“Acquisition Amount” means, with respect to any Acquisition, the sum (without duplication) of (i) the amount of cash paid as purchase price by Company and its Subsidiaries in connection with such Acquisition, (ii) the value of all Capital Stock of Company issued or given as purchase price in connection with such Acquisition (as determined by the parties thereto under the definitive acquisition agreement and, if no such determination is made, as determined in good faith by the Board of Directors of Company), (iii) the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of all Indebtedness assumed or acquired by Company and its Subsidiaries in connection with such Acquisition, (iv) the maximum amount of any Contingent Purchase Price Obligations payable in connection with such Acquisition, as determined in good faith by Company, (v) all amounts paid in respect of noncompetition agreements, consulting agreements and similar arrangements entered into in connection with such Acquisition, and (vi) the aggregate fair market value of all other real, mixed or personal property paid as purchase price by Company and its Subsidiaries in connection with such Acquisition.

“Affiliated Physician Practice Entity” means any of Maverick Medical Group, Inc., ApolloMed Care Clinic, ApolloMed Hospitalists, and any other physician practice group that from time to time is consolidated with Company in accordance with GAAP and (i) that is a party to a Physician Practice Management Agreement with Company or any Subsidiary and (ii) for which the owner(s) of at least seventy five percent (75%) of its outstanding Capital Stock have entered into a Physician Shareholder Agreement.

“Asset Disposition” means any sale, assignment, lease, conveyance, transfer or other disposition by any Company Party (whether in one or a series of transactions) of all or any of its assets, business or other properties (including Capital Stock of Subsidiaries), other than pursuant to a Casualty Event.

“Bankruptcy Code” means Title 11 of the United States Code, as amended, and any successor statute or statutes having substantially the same function.

“Book-Entry Shares” has the meaning set forth in Section 3.3.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock (whether voting or nonvoting, and whether common or preferred) of such corporation, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such Person; and in each case, any and all warrants, rights or options to purchase any of the foregoing.

“Capital Stock Equivalents” means any evidences of indebtedness, shares of capital stock or other securities (including without limitation the Warrants and Convertible Note) that are convertible into or exchangeable for, with or without payment of additional consideration in cash or property, shares of Capital Stock, and any and all options, warrants or other securities or rights to subscribe for, purchase or otherwise acquire shares of Capital Stock or any of the foregoing and any other security or instrument representing, convertible into or exchangeable for Capital Stock or any of the foregoing, in each case whether or not immediately exercisable.

“Capitalized Lease” means any lease or similar arrangement which is of a nature that payment obligations of the lessee or obligor thereunder at the time are or should be capitalized and shown as liabilities (other than current liabilities) upon a balance sheet of such lessee or obligor prepared in accordance with GAAP.

“Capitalized Lease Obligations” means, with respect to any Capitalized Lease, the amount of the obligation of the lessee thereunder that would, in accordance with GAAP, appear on a balance sheet of such lessee with respect to such Capitalized Lease.

“Cash Equivalents” means (i) securities issued or unconditionally guaranteed or insured by the United States of America or any agency or instrumentality thereof, backed by the full faith and credit of the United States of America and maturing within one year from the date of acquisition, (ii) commercial paper issued by any Person organized under the laws of the United States of America, maturing within 180 days from the date of acquisition and, at the time of acquisition, having a rating of at least A-1 or the equivalent thereof by Standard & Poor’s Ratings Services or at least P-1 or the equivalent thereof by Moody’s Investors Service, Inc., (iii) time deposits and certificates of deposit maturing within 180 days from the date of issuance and issued by a bank or trust company organized under the laws of the United States of America or any state thereof (y) that has combined capital and surplus of at least $500,000,000 or (z) that has (or is a subsidiary of a bank holding company that has) a long-term unsecured debt rating of at least A or the equivalent thereof by Standard & Poor’s Ratings Services or at least A2 or the equivalent thereof by Moody’s Investors Service, Inc., (iv) repurchase obligations with a term not exceeding thirty (30) days with respect to underlying securities of the types described in clause (i) above entered into with any bank or trust company meeting the qualifications specified in clause (iii) above, (v) money market funds at least ninety-five percent (95%) of the assets of which are continuously invested in securities of the foregoing types, and (vi) cash balances in accounts deposited with banks or other financial institutions in the United States.

“Casualty Event” means, with respect to any property (including any interest in property) of any Company Party, any loss of, damage to, or condemnation or other taking of, such property for which such Company Party receives insurance proceeds, proceeds of a condemnation award or other compensation.

Schedule I, page 2

“Code” means the Internal Revenue Code of 1986, as amended, or any successor federal tax code. Any reference to any provision of the Code shall also include the income tax regulations promulgated thereunder, whether final, temporary or proposed.

“Company” has the meaning set forth in the introductory paragraph of this Note.

“Company’s Next Financing” has the meaning set forth in Section 4.5.

“Compliance Certificate” means a fully completed and duly executed certificate in the form of Exhibit I to this Note, together with a Covenant Compliance Worksheet.

“Consolidated EBITDA” means, for Company for any period, the aggregate of (i) Consolidated Net Income of Company for such period, plus (ii) the sum of interest expense, income tax expense, depreciation and amortization, and minus (iii) interest income, all to the extent taken into account in the calculation of Consolidated Net Income of Company for such period.

“Consolidated Funded Debt” means, without duplication, any of the following types of Indebtedness of Company and its Subsidiaries, as determined on consolidated basis in accordance with GAAP:

(i)          all obligations for borrowed money, whether current or long-term (including the Obligations hereunder), and all obligations evidenced by bonds, debentures, notes, loan agreements or similar instruments;

(ii)         all purchase money Indebtedness (including indebtedness and obligations in respect of conditional sales and title retention arrangements, except for customary conditional sales and title retention arrangements with suppliers that are entered into in the ordinary course of business) and all Indebtedness and obligations in respect of deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business that are payable on terms customary in the trade and not past due other than as a result of a bona fide dispute pursuant to Section 5.5);

(iii)        the principal amount of capital leases;

(iv)        any non-contingent obligations with respect to preferred stock and comparable equity interests providing for mandatory redemption, sinking fund or other like payments; and

(v)         any of the foregoing types of Indebtedness of any partnership or joint venture or other similar entity which any such Person is a general partner or joint venture, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

“Consolidated Net Income” means, for Company for any period, the net income (or loss) of Company and its Subsidiaries, as determined on consolidated basis in accordance with GAAP, but excluding extraordinary gains and losses and any other non-operating gains and losses.

Schedule I, page 3

“Consolidated Tangible Net Worth” means, at any date, (i) Company’s total stockholders’ equity at such date determined for Company and its Subsidiaries on a consolidated basis in accordance with GAAP minus (ii) the amount of intangible assets of Company and its Subsidiaries at such date, including without limitation, goodwill (whether representing the excess of cost over book value of assets acquired, or otherwise), capitalized expenses, patents, trademarks, tradenames, copyrights, franchises, licenses and deferred charges, all determined for Company and its Subsidiaries on a consolidated basis in accordance with GAAP; provided, however, that Company and Holder may mutually agree in writing, in each such party’s sole discretion and without any obligation to do so, to add-back to the calculation of “Consolidated Tangible Net Worth” certain goodwill relating to one or more acquisitions.

“Consolidated Entities” means Company and the Subsidiaries of Company.

“Contingent Purchase Price Obligations” means any earnout obligations or similar deferred or contingent purchase price obligations of Company or any of its Subsidiaries incurred or created in connection with an Acquisition.

“Covenant Compliance Worksheet” means a fully completed worksheet in the form of Exhibit A to Exhibit I of this Note.

“Conversion Amount” has the meaning set forth in Section 3.2(a).

“Conversion Date” has the meaning set forth in Section 3.3.

“Conversion Notice” has the meaning set forth in Section 3.3.

“Conversion Price” has the meaning set forth in Section 3.2(b).

“Default” means any event which with the giving of notice, lapse of time, or both, would become an Event of Default.

“Dilutive Issuance” has the meaning set forth in Section 4.5.

“Disposition of Assets” has the meaning set forth in Section 4.3.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, allegations, notices of noncompliance or violation, investigations by a Governmental Authority, or proceedings (including administrative, regulatory and judicial proceedings) relating in any way to any Hazardous Substance, any actual or alleged violation of or liability under any Environmental Law or any permit issued, or any approval given, under any Environmental Law (collectively, “Claims”), including (i) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from any Hazardous Substance or arising from alleged injury or threat of injury to human health or the environment.

Schedule I, page 4

“Environmental Laws” means any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, rules of common law and orders of courts or Governmental Authorities, relating to the protection of human health, occupational safety with respect to exposure to Hazardous Substances, or the environment, now or hereafter in effect, and in each case as amended from time to time, including requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, and all rules and regulations from time to time promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Consolidated Entity, is treated as (i) a single employer under Section 414(b), (c), (m) or (o) of the Code or (ii) a member of the same controlled group under Section 4001(a)(14) of ERISA.

“ERISA Event” means any of the following: (i) a “reportable event” as defined in Section 4043(c) of ERISA with respect to a Plan or, if any Consolidated Entity or any ERISA Affiliate has received notice, a Multiemployer Plan, for which the requirement to give notice has not been waived by the PBGC (provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code shall be considered a “reportable event” regardless of the issuance of any waiver), (ii) the application by any Consolidated Entity or any ERISA Affiliate for a funding waiver pursuant to Section 412 of the Code, (iii) the incurrence by any Consolidated Entity or any ERISA Affiliate of any Withdrawal Liability, or the receipt by any Consolidated Entity or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA, (iv) the distribution by any Consolidated Entity or any ERISA Affiliate under Section 4041 or 4041A of ERISA of a notice of intent to terminate any Plan or the taking of any action to terminate any Plan, (v) the commencement of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by any Consolidated Entity or any ERISA Affiliate of a notice from any Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, (vi) the institution of a proceeding by any fiduciary of any Multiemployer Plan against any Consolidated Entity or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days, (vii) the imposition upon any Consolidated Entity or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition or threatened imposition of any Lien upon any assets of any Consolidated Entity or any ERISA Affiliate as a result of any alleged failure to comply with the Code or ERISA with respect to any Plan, or (viii) the engaging in or otherwise becoming liable for a Prohibited Transaction by any Consolidated Entity or any ERISA Affiliate.

“Event of Default” has the meaning set forth in Article VIII.

“Excluded Asset Disposition” means any Asset Disposition permitted under Section 7.4(i), (ii), (iii) or (iv).

Schedule I, page 5

“Executive Employment Agreements” has the meaning set forth in Section 3.1(o) of the Credit Agreement.

“Existing Notes” means the 9% Promissory Convertible Notes, as in effect as of the date hereof, scheduled to mature on February 15, 2015 and with an aggregate outstanding principal balance of $1,100,000 as of the Closing Date.

“Financial Officer” means, with respect to any Person, the chief financial officer, vice president - finance, principal accounting officer or treasurer of such Person.

“Fixed Charge Coverage Ratio” means, as of the last day of any fiscal quarter, for Company and its Subsidiaries as determined on consolidated basis in accordance with GAAP, the ratio of (i) Consolidated EBITDA for the period of four consecutive fiscal quarters ending as of such day, to (ii) the sum of (A) all interest expense to the extent paid (or required to be paid) in cash for the period of four consecutive fiscal quarters ending as of such day, (B) all scheduled payments of principal of Consolidated Funded Debt for the 12-month period immediately following such period, (C) all taxes to the extent paid in cash during the period of four consecutive fiscal quarters ending as of such day, (D) all rent expense to the extent paid in cash during the period of four consecutive fiscal quarters ending as of such day and (E) all payments made by Company and its Subsidiaries for purchases of shares of Capital Stock permitted by Section 7.6(a)(iv) during the period of four consecutive fiscal quarters ending as of such day.

“Fully Diluted Basis” means, with respect to the Common Stock, as of any date of determination, the number of shares of outstanding Common Stock as of such date plus, without duplication, the maximum number of Conversion Shares issuable as of such date upon exercise of the purchase, conversion or exchange rights associated with all issued and outstanding Common Stock Equivalents.

“fiscal quarter” means a fiscal quarter of Company and its Subsidiaries.

“fiscal year” means a fiscal year of Company and its Subsidiaries.

“Hazardous Substance” means any substance or material meeting any one or more of the following criteria: (i) it is or contains a substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law, (ii) it is toxic, explosive, corrosive, ignitable, infectious, radioactive, mutagenic or otherwise hazardous to human health or the environment and is or becomes regulated by any Governmental Authority, (iii) its presence may require investigation or response under any Environmental Law, (iv) it constitutes a nuisance, trespass or health or safety hazard to Persons or neighboring properties, or (v) it is or contains, without limiting the foregoing, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or wastes, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedge Agreement” means any interest or foreign currency rate swap, cap, collar, option, hedge, forward rate or other similar agreement or arrangement designed to protect against fluctuations in interest rates or currency exchange rates.

Schedule I, page 6

“Holder” has the meaning set forth in the introductory paragraph of this Note.

“Immaterial Subsidiary” means, at any date of determination, (i) Los Angeles Lung Center and Eli E. Hendel, M.D. and (ii) (A) until financial statements are delivered pursuant to Section 5.1(b) for Company’s fiscal year ended in 2015, those subsidiaries listed on Schedule 1.1, as such schedule may be updated from time to time as mutually agreed by Company and Holder, and (B) commencing upon Company’s delivery of the financial statements pursuant to Section 5.1(b) for Company’s fiscal year ended in 2015, any Subsidiary, together with its Subsidiaries and each other Subsidiary which Company is treating as an “Immaterial Subsidiary” for purposes of this clause (ii)(B) (and, for the avoidance of doubt, excluding Los Angeles Lung Center and Eli Hendel, M.D., which shall remain Immaterial Subsidiaries pursuant to clause (i) of this definition), including their Subsidiaries and without duplication, that contributed less than an aggregate of 5% of Consolidated EBITDA for the fiscal year of Company most recently ended prior to such date of determination.

“Indebtedness” means, for any Person, without duplication (i) obligations of such Person for borrowed money; (ii) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business on terms customary in the trade and not past due other than as a result of a bona fide dispute pursuant to Section 5.5); (iv) obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person; (v) Capitalized Lease Obligations of such Person; (vi) obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit (whether or not drawn upon and in the stated amount thereof); (vii) guaranties by such Person of the type of indebtedness described in clauses (i) through (vi) above; (viii) all indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such indebtedness has been assumed by such Person; (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any common stock of such Person; (x) off-balance sheet liability retained in connection with asset securitization programs, synthetic leases, sale and leaseback transactions or other similar obligations arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its Subsidiaries; and (xi) obligations under any Hedge Agreement.

“Intercompany Loan Agreement” means any intercompany loan agreement between Company or a Subsidiary, on the one hand, and an Affiliated Physician Practice Entity, on the other hand, on terms and conditions satisfactory to Holder, including without limitation (i) that certain Intercompany Revolving Loan Agreement, dated July 31, 2013, by and between ApolloMed Care Clinic and Apollo Medical Management, Inc., as amended on March 28, 2014, (ii) that certain Intercompany Revolving Loan Agreement, dated September 30, 2013, by and between ApolloMed Hospitalists and Apollo Medical Management, Inc., as amended on March 28, 2014, and (iii) that certain Intercompany Revolving Loan Agreement, dated February 1, 2013, by and between Apollo Medical Management, Inc. and Maverick Medical Group, Inc., as amended on March 28, 2014.

“Investment Agreement” has the meaning set forth in Section 1.1 of this Note.

Schedule I, page 7

“Investment Documents” means this Note, the Investment Agreement, the Guaranty and all other documents executed and delivered with respect to this Note, in each case, as in effect on the Closing Date, as supplemented, amended, restated, extended, renewed, replaced or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Investments” has the meaning set forth in Section 7.5.

“Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (i) the amount of Consolidated Funded Debt on such day to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters ending as of such day.

“Lien” means any interest in property securing an obligation owed to, or claim by, a Person other than the owner of such property, whether such interest arises by virtue of contract, statute or common law, including but not limited to the lien or security interest arising from a mortgage, security agreement, pledge, lease, conditional sale, consignment or bailment for security purposes or from attachment, judgment or execution. The term “Lien” shall include any easements, covenants, restrictions, conditions, encroachments, reservations, rights-of-way, leases and other title exceptions and encumbrances affecting real property. For the purpose of this Note, Company or any Subsidiary shall be deemed to own, subject to a Lien, any proceeds of a sale with recourse of accounts receivable, any asset leased under any “sale and lease back” or similar arrangement and any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset.

“Material Contracts” has the meaning set forth in Section 4.19 of the Credit Agreement.

“Maturity Date” has the meaning set forth in Section 2.12.

“Merger” has the meaning set forth in Section 4.3.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“Note” has the meaning set forth in Section 1.1.

“Obligations” means (i) indebtedness, liabilities, obligations, covenants and duties owing, arising, due or payable from Company or any Subsidiary to Holder of any kind or nature, present or future, arising under this Note or the other Investment Documents, whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired; and (ii) all interest (including to the extent permitted by law, all post-petition interest), charges, expenses, fees, attorneys’ fees and any other sums payable by Company or any Subsidiary to Holder under this Note and the other Investment Documents.

“Optional Redemption Date” has the meaning set forth in Section 2.5.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001), as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

Schedule I, page 8

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto.

“Permitted Acquisition” means any Acquisition for which the Acquisition Amount is less than $500,000 and any other Acquisition to which Holder shall have given its prior written consent (which consent may be in its sole discretion and may be given subject to such additional terms and conditions as it shall establish).

“Permitted Liens” has the meaning set forth in Section 7.3.

“Physician Practice Management Agreement” means a Physician Practice Management Agreement between an Affiliated Physician Practice Entity and a Subsidiary or Company, as manager, and providing for the management of the non-medical aspects of such Affiliated Physician Practice Entity on terms and conditions satisfactory to Holder.

“Physician Shareholder Agreement” means a Physician Shareholder Agreement, by and between owners of at least seventy five percent (75%) of the Capital Stock issued by an Affiliated Physician Practice Entity, the Subsidiary or Company that is the manager pursuant to the Physician Practice Management Agreement to which such Affiliated Physician Practice Entity is a party, such Affiliated Physician Practice Entity, and Company (if not already party thereto as manager) and on terms and conditions satisfactory to Holder.

“Plan” means any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to the provisions of Title IV of ERISA (other than a Multiemployer Plan) and to which any Consolidated Entity or any ERISA Affiliate may have any liability.

“Prohibited Transaction” means any transaction described in (i) Section 406 of ERISA that is not exempt by reason of Section 408 of ERISA or by reason of a Department of Labor prohibited transaction individual or class exemption or (ii) Section 4975(c) of the Code that is not exempt by reason of Section 4975(c)(2) or 4975(d) of the Code.

“Realty” means the real property owned by Company or a Subsidiary Guarantor and set forth on Schedule 4.12 of the Credit Agreement.

“Reference Period” with respect to any date of determination, means (except as may be otherwise expressly provided herein) the period of twelve consecutive fiscal months of Company immediately preceding such date or, if such date is the last day of a fiscal quarter, the period of four consecutive fiscal quarters ending on such date.

“Requirements of Law” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person, and any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Note.

Schedule I, page 9

“Responsible Officer” means, with respect to any Person, the president, the chief executive officer, the chief financial officer, any executive officer, or any other Financial Officer of such Person, and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Note or any other Investment Document.

“Shareholders Agreement” has the meaning set forth in Section 3.1(a)(vii) of the Credit Agreement.

“Solvent” means as to any Person on any particular date, that such Person (i) does not have unreasonably small capital to carry on its business as now conducted and as presently proposed to be conducted, (ii) is able to pay its debts as they become due in the ordinary course of business, and (iii) has assets with a present fair saleable value greater than its total stated liabilities and identified contingent liabilities, including any amounts necessary to satisfy preferential rights of shareholders.

“Subsequent Issuance” means any issue, sale, grant by Company of Common Stock or Common Stock Equivalents or rights to acquire any of the foregoing after the issuance of the Warrants and Note.

“Target” has the meaning set forth in Section 5.8(a)(i).

“Terminating Indebtedness” has the meaning set forth in Section 3.1(l) of the Credit Agreement.

“2012 Equity Incentive Plan” means the 2012 Equity Incentive Plan of Apollomed Accountable Care Organization, Inc. as in effect on the Closing Date.

“Wholly Owned” means, with respect to any Subsidiary of any Person, that 100% of the outstanding Capital Stock of such Subsidiary is owned, directly or indirectly, by such Person.

Schedule I, page 10

EXHIBIT I

COMPLIANCE CERTIFICATE

To:	NNA of Nevada, Inc.

920 Winter Street

Waltham, Massachusetts 02451

Attention: ____________________

This Compliance Certificate is furnished pursuant to that certain Convertible Note dated as of March 28, 2014 (as amended or otherwise modified from time to time, the “Note”) issued by Apollo Medical Holdings, Inc. (“Company”) to NNA of Nevada, Inc., as Holder. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate (and the attached schedule) have the meanings ascribed thereto in the Note.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.          I am an employee of Company;

2.          I have reviewed the terms of the Note and I have made, or have caused to be made under my supervision, a reasonable review of the transactions and conditions of Company during the accounting period covered by the attached financial statements;

3.          The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below; and

4.          Exhibit A attached hereto sets forth financial data and computations evidencing Company’s compliance with the financial covenants set forth in Article VI in the Note, all of which data and computations are true, complete and correct.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which any Company Party has taken, is taking, or proposes to take with respect to each such condition or event:

Exhibit I – Compliance Certificate – Page 1

The foregoing certifications, together with the computations set forth in Exhibit A hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered this ______ day of _______________, ______.

APOLLO MEDICAL HOLDINGS, INC.

By:
Name:
Title:

Exhibit I – Compliance Certificate – Page 2

Exhibit A

COVENANT COMPLIANCE WORKSHEET

A.           Consolidated EBITDA

as of _____________, _____

Note: The Consolidated EBITDA Financial Covenant is applied to the fiscal year ended March 2016.

1.	Consolidated EBITDA for the fiscal quarter ended as of the date of determination:

	(a) Consolidated Net Income[1]	$______________

	(b) Interest expense	$______________

	(c) Income tax expense	$______________

	(d) Depreciation	$______________

	(e) Amortization	$______________

	(f) Sum of Line 1(a) through Line 1(e)	$______________

	(g) Interest income	$______________

	(h) Subtract Line 1(g) from Line 1(f)		$______________

2.	Minimum Consolidated EBITDA as of the date of determination permitted by the Note.[2]		$______________

1 Consolidated Net Income for the fiscal quarter is the net income (or loss) of Company and its Subsidiaries, as determined on a consolidated basis in accordance with GAAP, but excluding extraordinary gains and losses and any other non-operating gains and losses.

2 The Minimum Consolidated EBITDA, calculated for the period commencing on April 1, 2015 and ending on the last day of the following fiscal quarters, is: (i) 2nd fiscal quarter ended September 2015, $1,000,000; (ii) 3rd fiscal quarter ended December 2015, $1,500,000; and (iii) 4th fiscal quarter ended March 2016, $2,000,000.

B.           Leverage Ratio

as of _____________, _____

Note: The Leverage Ratio Financial Covenant is applied to the fiscal quarter ended March 2016 and each fiscal quarter thereafter.

Table 1

1.	Consolidated Funded Debt for the fiscal quarter ended as of the date of determination	$______________

2.	Consolidated EBITDA for the period of four consecutive fiscal quarters ending as of the date of determination:[3]	$______________

3.	Leverage Ratio:

	Divide Line 1 by Line 2	_____ to 1.0

4.	Maximum Leverage Ratio permitted by Note	4.0 to 1.0

Table 2

1.	Consolidated EBITDA for the period of four consecutive fiscal quarters ending as of the date of determination:

	(a) Consolidated Net Income[4]	$______________

	(b) Interest expense	$______________

	(c) Income tax expense	$______________

	(d) Depreciation	$______________

	(e) Amortization	$______________

	(f) Sum of Line 1(a) through Line 1(e)	$______________

	(g) Interest income	$______________

	(h) Subtract Line 1(g) from Line 1(f)		$______________

3 Use Table 2 to calculate the Consolidated EBITDA for the four consecutive fiscal quarters ending on the date of determination.

4 Consolidated Net Income for the fiscal quarter is the net income (or loss) of Company and its Subsidiaries, as determined on a consolidated basis in accordance with GAAP, but excluding extraordinary gains and losses and any other non-operating gains and losses.

C.           Fixed Charge Coverage Ratio

as of _____________, _____

Note: The Fixed Charge Coverage Ratio Financial Covenant is applied to the fiscal quarter ended September 2015 and for each fiscal quarter thereafter.

Table 1

1.	Consolidated EBITDA for the period of four consecutive fiscal quarters ending as of the date of determination:[5]	$______________

2.	Fixed Charges:

(a)	all interest expense to the extent paid (or required to be paid) in cash for the period of four consecutive fiscal quarters ending as of the date of determination	$______________

(b)	all scheduled payments of principal of Consolidated Funded Debt for the 12-month period immediately following such date of determination	$______________

(c)	all taxes to the extent paid in cash during the period of four consecutive fiscal quarters ending as of the date of determination	$______________

(d)	all rent expense to the extent paid in cash during the period of four consecutive fiscal quarters ending as of the date of determination	$______________

(e)	all payments made by Company and its Subsidiaries for purchases of shares of Capital Stock permitted by Section 7.6(a)(iv) of the Note during the period of four fiscal quarters ending as of the date of determination	$______________

(f)	Sum of Line 2(a) through Line 2(e)		$______________

3.	Fixed Charge Ratio:
	Divide Line 1 by Line 2(f)	_____ to 1.0

4.	Minimum Fixed Charge Coverage Ratio permitted by the Note	1.25 to 1.0

5 Use Table 2 to calculate the Consolidated EBITDA for the four consecutive fiscal quarters ending on the date of determination.

Table 2

1.	Consolidated EBITDA for the period of four consecutive fiscal quarters ending as of the date of determination:

	(a) Consolidated Net Income[6]	$______________

	(b) Interest expense	$______________

	(c) Income tax expense	$______________

	(d) Depreciation	$______________

	(e) Amortization	$______________

	(f) Sum of Line 1(a) through Line 1(e)	$______________

	(g) Interest income	$______________

	(h) Subtract Line 1(g) from Line 1(f)		$______________

6 Consolidated Net Income for the fiscal quarter is the net income (or loss) of Company and its Subsidiaries, as determined on a consolidated basis in accordance with GAAP, but excluding extraordinary gains and losses and any other non-operating gains and losses.

D.           Consolidated Tangible Net Worth

as of _____________, _____

Note: The Consolidated Tangible Net Worth Financial Covenant is applied to the first fiscal quarter ended June 2014 and each fiscal quarter thereafter.

1.	Consolidated Tangible Net Worth[7] for the fiscal quarter ended as of the date of determination	$______________

2.	Minimum Consolidated Tangible Net Worth permitted as of the date of determination permitted by the Note[8]	$______________

7 Consolidated Tangible Net Worth for the fiscal quarter is (i) Company’s total stockholders’ equity at such date determined for Company and its Subsidiaries on a consolidated basis in accordance with GAAP minus (ii) the amount of intangible assets of Company and its Subsidiaries at such date, including without limitation, goodwill (whether representing the excess of cost over book value of assets acquired, or otherwise), capitalized expenses, patents, trademarks, tradenames, copyrights, franchises, licenses and deferred charges, all determined for Company and its Subsidiaries on a consolidated basis in accordance with GAAP; provided, however, that Company and Holder may mutually agree in writing, in each such party’s sole discretion and without any obligation to do so, to add-back to the calculation of “Consolidated Tangible Net Worth” certain goodwill relating to one or more acquisitions.

8 The minimum Consolidated Tangible Net Worth for: (i) the 1st fiscal quarter ended June 2014 is $(3,700,000); (ii) the 2nd fiscal quarter ended September 2014 is $(3,700,000); (iii) the 3rd fiscal quarter ended December 2014 is $(3,700,000); (iv) the 4th fiscal quarter ended March 2015 is $(3,700,000); (v) the 1st fiscal quarter ended June 2015 is $(3,700,000); (vi) the 2nd fiscal quarter ended September 2015 is $(3,700,000); (vii) the 3rd fiscal quarter ended December 2015 is $0; (viii) the 4th fiscal quarter ended March 2016 and each fiscal quarter thereafter is $2,000,000.